Exhibit 10.1
Published Deal CUSIP: 65341HAG8
Published Revolver CUSIP: 65341HAH6

Execution Version

NEXTERA ENERGY US PARTNERS HOLDINGS, LLC
(as Borrower)
NEXTERA ENERGY OPERATING PARTNERS, LP
(as Guarantor)
_________________________________________________
SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
DATED AS OF MAY 27, 2022
up to US$2,500,000,000
Five-Year Revolving Credit and Letter of Credit Facility
_________________________________________________
BOFA SECURITIES, INC.
BARCLAYS BANK PLC
BANK OF MONTREAL, CHICAGO BRANCH
BNP PARIBAS SECURITIES CORP.
CITIBANK, N.A.
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
CREDIT SUISSE SECURITIES (USA) LLC
FIFTH THIRD BANK, NATIONAL ASSOCIATION
GOLDMAN SACHS BANK USA
JPMORGAN CHASE BANK, N.A.
HSBC BANK USA, NATIONAL ASSOCIATION
KEYBANK NATIONAL ASSOCIATION
MIZUHO BANK, LTD.
MORGAN STANLEY SENIOR FUNDING, INC.
MUFG UNION BANK, N.A.
REGIONS BANK
RBC CAPITAL MARKETS
SOCIÉTÉ GÉNÉRALE
THE BANK OF NOVA SCOTIA
SUMITOMO MITSUI BANKING CORPORATION
TRUIST SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC
(as Joint Lead Arrangers and Joint Bookrunners)

BANCO SANTANDER, S.A., NEW YORK BRANCH
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH
DNB BANK ASA, NEW YORK BRANCH
COMMERZBANK AG, NEW YORK BRANCH
INTESA SANPAOLO S.P.A., NEW YORK BRANCH
NATIONAL AUSTRALIA BANK LIMITED
and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH

(as Co-Syndication Agents)

BANK OF AMERICA, N.A.
(as Administrative Agent and Collateral Agent)

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
Table of Contents

Articles    Page

List of Schedules and Exhibits
Schedules:

Schedule I         List of Lenders and Commitments
Schedule 5.03         Excepted Liens
Schedule 5.04         Supplemental Disclosures
Schedule 5.06         Litigation
Schedule 5.14        Project Companies
Schedule 6.14(b)    Outstanding Indebtedness of Loan Parties
Schedule 6.16(f)    Permitted Investments
Schedule 6.18        Permitted Dispositions
Schedule 6.22        Burdensome Agreements
Schedule 11.02    Agent’s Office, Certain Addresses for Notices

Exhibits:
Exhibit A-1         Form of Borrowing Notice
Exhibit A-2         Form of Interest Rate Notice
Exhibit B         Form of Note
Exhibit C         Form of Borrower’s Certificate
Exhibit D        Form of Amended and Restated NEE Partners Guaranty
Exhibit E        Form of Amended and Restated Security Agreement
Exhibit F         Form of Assignment and Assumption Agreement
Exhibit G        Form of Covenant Compliance Report
Exhibit H        Form of Qualifying Project Certificate
Exhibit I-1        Form of U.S. Tax Compliance Certificate
Exhibit I-2        Form of U.S. Tax Compliance Certificate
Exhibit I-3        Form of U.S. Tax Compliance Certificate
Exhibit I-4        Form of U.S. Tax Compliance Certificate
Exhibit J        Form of Amended and Restated Intercreditor Agreement

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

    This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of May 27, 2022, is by and between (i) NEXTERA ENERGY US PARTNERS HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), (ii) NEXTERA ENERGY OPERATING PARTNERS, LP, a Delaware limited partnership (“OpCo” or, the “Guarantor”) (iii) the lending institutions that are parties hereto as Lenders (as defined below) which as of the date of this Agreement, consist of those Lenders listed on Schedule I, and (iv) BANK OF AMERICA, N.A., acting in its capacity as administrative agent and collateral agent for the Lenders (the “Agent”) (the Borrower, the Guarantor, the Lenders (as defined below) and the Agent are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Guarantor, the lenders parties thereto and the Agent entered into that certain Amended and Restated Revolving Credit Agreement, dated as of October 24, 2017 (the “First Restatement Date”), which amended and restated in its entirety that certain Revolving Credit Agreement (as amended prior to the First Restatement Date, the “Original Agreement”), dated as of July 1, 2014 in its entirety (collectively, as amended, amended and restated, supplemented, extended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders parties thereto agreed to make loans to the Borrower and NextEra Energy Canada Partners Holdings, ULC (“Canadian Holdings”), to provide for the issuance of letters of credit for the account of the Borrower in the maximum aggregate principal amount of ONE BILLION TWO HUNDRED FIFTY MILLION AND NO/100 UNITED STATES DOLLARS (US$1,250,000,000.00) for the general corporate purposes of the Borrower;
WHEREAS, Canadian Holdings was released from all of its obligations as a loan party under the Existing Credit Agreement and all of the Loan Documents (as defined therein) pursuant to that certain notice, dated as of June 4, 2018;
WHEREAS, as security for the obligations of the Loan Parties under the Original Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), the Loan Parties have heretofore made, executed and delivered the following:
(a)    that certain Amended and Restated Security Agreement, dated as of October 24, 2017, from OpCo and the Borrower in favor of the Collateral Agent, which amended and restated in its entirety that certain Security Agreement, dated as of Security Agreement, dated as of July 1, 2014, (the “Prior US Security Agreement”);
(b)    that certain Deposit Account Control Agreement, dated as of July 1, 2014, among OpCo, the Collateral Agent and Scotia;
(c)    that certain Deposit Account Control Agreement, dated as of July 1, 2014, among OpCo, the Collateral Agent and Bank of America, N.A. (“Bank of America”);
(d)    that certain Deposit Account Control Agreement, dated as of July 1, 2014, among the Borrower, the Collateral Agent and Bank of America; and

(e)    that certain Control Agreement (NextEra Energy US Partners Holdings, LLC), dated as of July 1, 2014, among the Borrower, OpCo and the Collateral Agent;
WHEREAS, the Loan Parties, the Collateral Agent, the Agent and the Additional Senior Debt Agents/Trustees parties thereto have entered into that certain Amended and Restated Intercreditor Agreement, dated as of October 24, 2017, which amended and restated in its entirety that certain Intercreditor Agreement, dated as of April 28, 2015 (collectively, as amended prior to the date hereof, the “Existing Intercreditor Agreement”), pursuant to which such parties agreed as to their respective rights and obligations in respect of the Collateral;
WHEREAS, the Borrower has requested that the lenders parties thereto agree to amend and restate in its entirety the Existing Credit Agreement as hereinafter provided, which further amended and restated agreement shall, inter alia, include the commitment of the Lenders to make loans to the Borrower and to provide for the issuance of letters of credit for the account of the Borrower in the maximum aggregate principal amount of TWO BILLION FIVE HUNDRED MILLION AND NO/100 UNITED STATES DOLLARS (US$2,500,000,000);
WHEREAS, the Borrower has further requested that the parties thereto also agree to amend and restate in its entirety the Existing Intercreditor Agreement, pursuant to which such parties have agreed that the Loans hereunder and all Additional Senior Debt (as defined in the Intercreditor Agreement) shall be equally and ratably secured by the Collateral (as hereinafter defined) with the Senior Secured Obligations and each Additional Senior Debt Agreement (as such terms are defined in the Intercreditor Agreement);
WHEREAS, the Borrower has further requested that the parties thereto also agree to amend and restate the Prior US Security Agreement in its entirety; and
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
Section 1.01Definitions. The following terms have the respective meanings set forth in this Section 1.01 or elsewhere in the provisions of this Agreement referred to below:
“Acquisition Date” means the date upon which any one or more of the Loan Parties consummates an acquisition of Equity Interests and/or other property permitted pursuant to Section 6.16.
“Actions” has the meaning specified in Section 11.04.
“Adjusted Covenant Cash Flow” means, at any date of determination, the Covenant Cash Flow for the Measurement Period for which such determination is being made, minus the Excess Fee Adjustment for such period.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning specified in Section 2.05(b).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” has the meaning given to such term in the Preamble.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.
“Agreement” means this Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.
“Agreement Effective Date” means the date on which all of the conditions set forth in Section 7.01 shall have been satisfied or waived by the Lenders and the Agent.
“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism or anti-corruption laws including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading with the Enemy Act (50 U.S.C. § 1 et. seq.) and Executive Order 13224 (effective September 24, 2001) and the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.).
“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.
“Applicable Rate” means (a) from the Agreement Effective Date to the date on which the Agent receives a Compliance Certificate pursuant to Section 6.04(b) or (c) for the fiscal quarter ending June 30, 2022, 0.25% per annum for Facility Fees, 1.60% per annum for SOFR Loans and Letter of Credit Fees and 0.60% per annum for Base Rate Loans and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the OpCo Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.04(b) or (c):

		Applicable Rate
Pricing Level	OpCo Leverage Ratio	Facility Fee	SOFR Loans (and Letters of Credit)	Base Rate Loans
1	< 3.0:1	0.20%	1.400%	0.400%
2	≥ 3.0:1 but < 4.0:1	0.25%	1.600%	0.600%
3	≥ 4.0:1 but < 5.0:1	0.30%	1.675%	0.675%
4	≥ 5.0:1	0.35%	1.750%	0.750%

Any increase or decrease in the Applicable Rate resulting from a change in the OpCo Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(b) or (c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section (giving effect to the period allowed in such Section for delivery of a Compliance Certificate), then, upon the request of the Majority Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.05(e).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b) and accepted by the Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.
“Assuming Lender” has the meaning specified in Section 2.11(c).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).
“Backleverage Indebtedness” means Funded Debt or other debt or equity financing incurred by any Project Company HoldCo or Project Company HoldCo Parent, pursuant to which any Project Company HoldCo finances its equity ownership interest in any Project Company, including any extension, renewal, replacement or refinancing thereof from time to time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member

Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR for a one month tenor in effect for such day plus one percent (1%) per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternative rate of interest pursuant to Section 2.05(b) or Section 4.03, or if the Term SOFR Reference Rate cannot be determined for the applicable ABR Term SOFR Determination Day (as defined in the definition of “Term SOFR”), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means all or any portion of any Loan bearing interest calculated by reference to the Base Rate.
“Benchmark” means, initially, with respect to (a) any Daily SOFR Loan, Daily Simple SOFR or (b) any Term SOFR Loan, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the Term SOFR Reference Rate, as applicable, or a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).
“Benchmark Conforming Changes” means, with respect to either the administration of Term SOFR or Daily Simple SOFR, or the administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent, in its reasonable discretion in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides, in its reasonable discretion, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to a then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under the Loan Documents in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning given such term in the Preamble.
“Borrower Funded Debt” means, as of any date of determination, Funded Debt of the Borrower and its Subsidiaries (but not including any Funded Debt of the Project Companies).
“Borrower Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Covenant Cash Flow of the Borrower to (b) Interest Charges of the Borrower, in each case, for the most recently completed Measurement Period.

“Borrower Leverage Ratio” means, as of any date of determination, the ratio of (a) the Borrower Funded Debt as of such date to (b) Adjusted Covenant Cash Flow of the Borrower for the most recently completed Measurement Period.

“Borrowing” means the drawing down by the Borrower of a Loan or Loans from the Lenders on any given Borrowing Date.

“Borrowing Date” means the date on which any Loan is made or to be made.
“Borrowing Notice” means a certificate to be provided pursuant to Section 2.02(a), in substantially the form set forth in Exhibit A-1 or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day other than (a) Saturday or Sunday, or (b) a day on which banking institutions in New York City, New York are required or authorized to close.
“Canadian Holdings” has the meaning given in the Preamble.
“Capitalized Leases” means, with respect to any Person, leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases on the balance sheet of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Agent and the applicable Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Loan Parties or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least US$1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;
(c)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by Standard & Poor’s, in each case with maturities of not more than 12 months from the date of acquisition thereof; and
(d)Investments, classified in accordance with generally accepted accounting principles as current assets of the Loan Parties or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or Standard & Poor’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
“Cash Sweep and Credit Support Agreement” means the Amended and Restated Cash Sweep and Credit Support Agreement dated as of August 4, 2017 entered into between OpCo and NEER, as in effect on the Agreement Effective Date and without giving effect to any amendments that would have a Material Adverse Effect.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the Agreement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of the increased cost provisions in Section 4.04 or Section 4.05, any changes with respect to capital adequacy or liquidity which result from (i) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III” (meaning the comprehensive set of reform measures developed (and designated as “Basel III” in September 2010) by the Basel Committee on Banking Supervision, to strengthen the regulation, supervision and risk management of the banking sector), shall in each case be deemed to be a “Change in Law” as to which an affected Lender is entitled to compensation to the extent such request, rule, guideline or directive is either (1) enacted, adopted or issued after the Agreement Effective Date (but regardless of the date the applicable provision of the Dodd-Frank Act or Basel III to which such request, rule, guideline or directive relates was enacted, adopted or issued) or (2) enacted, adopted or issued prior to the Agreement Effective Date but either (A) does not require compliance therewith, or (B) which is not fully implemented until after the Agreement Effective Date and which entails increased cost related thereto that cannot be reasonably determined as of the Agreement Effective Date.
“Change of Control” means the occurrence of any of the following:
(a)    any “person” or “group” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NEE Partners or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) other than NextEra Energy, Inc. has become the direct or indirect “Beneficial Owner,” as defined in Rule 13d-3 under the Exchange Act, of fifty percent (50%) or more of the common units of NEE Partners (as measured by voting power rather than the number of shares, units or the like, and excluding voting power exercisable pursuant to a proxy granted by a limited partner in connection with a proxy solicitation conducted pursuant to Regulation 14A of the Exchange Act), if such acquisition gives such person or group the right to elect half or more of the members of NEE Partners’ or the General Partner’s respective Board of Directors;
(b)     (i) NEE Partners ceases to own directly or indirectly more than fifty percent (50%) of the voting equity of NEE Operating GP (as measured by voting power rather than the number of shares, units or the like), or (ii) NEE Operating GP ceases to hold one hundred percent (100%) of the OpCo General Partner Interest;
(c)    a majority of the members of the Board of Directors of NEE Partners are not Continuing Directors;
(d)    OpCo ceases to own directly or indirectly (i) at least 50.1% of the voting interests of the Borrower, (ii) at least 33-1/3% of the economic interests (it being understood that “economic interests” for purposes of this definition, shall only take into account distributions) of the Borrower, or (iii) more of the economic interests of the Borrower than any other Person; provided in the event NEE Partners Controls each of the general partners of a Person that Controls the Borrower, no “Change of Control” shall occur; or
(e)    any sale, lease, pledge, assignment, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of NEE Partners and its Subsidiaries, taken as a whole (other than to one of NEE Partners’ wholly-owned Subsidiaries).
Notwithstanding the preceding, a conversion of NEE Partners, any of its Subsidiaries or the General Partner from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of NEE Partners immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are revolving loans, term loans or letter of credit borrowings.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” has the meaning given such term in the Intercreditor Agreement.
“Commercial Operation Date” means the date on which a Qualifying Project is substantially complete and commercially operable.
“Commitment” means, when used with reference to any Lender at the time any determination thereof is to be made, the obligation of such Lender to make Loans pursuant to

Section 2.01 and make L/C Advances pursuant to Section 3.03, or, where the context so requires, the amount of such obligation which is set forth on Schedule I opposite such Lender’s name as its Commitment, in each case as the same may be increased or reduced from time to time in accordance with the terms of this Agreement.
“Commitments” means the aggregate Commitments of the several Lenders.
“Commitment Termination Date” means the earlier of (a) February 8, 2027, as the same may from time to time be extended pursuant to the provisions of Section 2.11 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or Article 8; provided, however, that the Commitment Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.11 shall be the earlier of (x) the Commitment Termination Date in effect immediately prior to such extension and (y) the date of termination in whole of the Commitments pursuant to Section 2.06 or Article 8 for all purposes of this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning specified in Section 11.02(c).
“Communication Notice” has the meaning specified in Section 11.02(c).
“Compliance Certificate” means a certificate of the principal financial officer, Treasurer or Assistant Treasurer of OpCo to be provided pursuant to Section 6.04(b) or (c).
“confidential information” has the meaning specified in Section 11.07.
“Consent Date” has the meaning specified in Section 2.11(a).
“Consenting Lender” has the meaning specified in Section 2.11(b).
“Continuing Director” means, as of any date of determination, any member of the Board of Directors of NEE Partners who: (1) was a member of such Board of Directors on the date of this Agreement; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (3) appointed by the General Partner.
“Control” means the possession, directly or indirectly, of the power to cause the direction of the management of a Person, whether through voting securities, by contract, control of the board of directors (or similar governing body), ownership or control of a majority of the equity interests in the general partner of such Person, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Cash” means, without duplication, internally generated cash and Cash Equivalents distributed by the Project Companies and the Borrower, directly or indirectly, to OpCo or the Borrower, as applicable, in respect of the Equity Interests of the Project Companies and the Borrower owned, directly or indirectly, by OpCo (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not used by a Project Company or the Borrower for capital expenditures or for operational purposes, by OpCo or any of its Subsidiaries in a Project Company or the Borrower), excluding (a) the proceeds of any extraordinary receipts, including cash payments or proceeds received (i) from any Disposition by OpCo or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder or (iii) as a result of the taking of any assets of OpCo or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking and (b) any cash that is derived from (i) cash grants and similar items to the Project Companies and the Borrower, (ii) any incurrence of Funded Debt by the Project Companies and the Borrower, (iii) any issuance of Equity Interests by the Project Companies and the Borrower or (iv) any capital contribution to the Project Companies and the Borrower.
“Covenant Cash Flow” means, at any date of determination, an amount equal to the Covenant Cash received by OpCo or the Borrower, as applicable, during the most recently completed Measurement Period, together with amounts deemed received in accordance with the definition of “Pro Forma Effect”.
“Conversion” or “Convert” means a conversion of all or part of any Loan of one Type into a Loan of another Type pursuant to Section 2.07 (including any such conversion made as a result of the operation of any other provision hereof).
“Conversion Date” means the date on which all or any portion of any Loan is Converted or continued in accordance with Section 2.07.
“Cure Amount” has the meaning given such term in Section 8.01.
“Cure Period” has the meaning given such term in Section 8.01.
“Cure Right” has the meaning given such term in Section 8.01.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m., New York, New York time, on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days (such period, the “Daily SOFR Temporary Fallback Period”). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily SOFR Loan” means a Loan that bears interest at a rate determined by reference to Daily Simple SOFR.
“Daily SOFR Temporary Fallback Period” has the meaning specified in the definition of “Daily Simple SOFR”.
“date of this Agreement” and “date hereof” means May 27, 2022.
“Default” means an Event of Default, or an event that with notice or lapse of time or both would become an Event of Default, or the filing in any court of competent jurisdiction of any petition or application or the commencement of any case or other proceeding referred to in Section 8.01(g) so long as the same remains undismissed or unstayed.
“Defaulting Lender” means, subject to Section 4.10(b), any Lender that (a) fails to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Loan Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in any Letter of Credit) within two (2) Business Days of the date when such payment is due; (b) notifies the Loan Parties, the Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which condition precedents, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) fails, within three (3) Business Days after written request by the Agent, any Issuing Bank or the Loan Parties, to confirm in writing to the Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the subsequent receipt of such written confirmation by the Agent and the Loan Parties); (d) has (or has a direct or indirect parent company that has) become the subject of any Insolvency Proceeding; or (e) is subject to a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of the preceding clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.10(b)) upon the Agent’s delivery of Notice of such determination to the Loan Parties, each Issuing Bank and each Lender.
“Deposit Account Control Agreements” means each deposit account control agreement entered into by each applicable Loan Party, the Agent and the applicable depository bank party thereto.
“Disposition” or “Dispose” means the sale, transfer, lease, distribution or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollars” or “US$” means United States dollars.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity-Preferred Securities” means, in respect of OpCo or the Borrower, as the case may be, any of the following to the extent that the same constitutes Funded Debt of OpCo or the Borrower, as the case may be: (i) debt or preferred equity securities (however designated or denominated) of OpCo or the Borrower, as the case may be, or any of their respective Subsidiaries that are mandatorily convertible into common or preferred shares of OpCo or the Borrower, as the case may be, or any of their respective Subsidiaries; provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) other debt or preferred equity securities (however designated or denominated) that OpCo or the Borrower, as the case may be, or any of their respective Subsidiaries issued in connection with one or more outstanding purchase agreements for common or preferred shares of OpCo or the Borrower, as the case may be, or any of their respective Subsidiaries; provided that such securities do not constitute Mandatorily Redeemable Stock, (iii) securities of OpCo or the Borrower, as the case may be, or any of their respective Subsidiaries that (A) are afforded equity treatment (whether full or partial) by any Rating Agency at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to ninety-one (91) days after the final maturity date of the Loans, and (iv) any other securities (however designated or denominated), that are (A) issued by OpCo, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of OpCo (“OpCo Subordinated Debt”); provided, however, as of the date of any determination, the aggregate principal amount of OpCo Subordinated Debt that may be deemed to comprise Equity-Preferred Securities for the purposes hereof shall not exceed the amount that is equal to one and one half (1.5) times the Covenant Cash Flow for the four complete fiscal quarters of OpCo ending immediately prior to the date of such determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person that is treated as a single employer with OpCo under Section 414 of the Code.
“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA as to which the requirement of notice has not been waived.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Fee Adjustment” means, for any Measurement Period, an amount equal to the amount by which the aggregate Fees for such Measurement Period exceed twenty percent (20%) of the total Covenant Cash Flow for such period (before any deduction therefrom for any Fees).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Excluded Swap Obligation” means, with respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of the Guarantor of, or the grant by the Guarantor of a security interest to secure, such Swap Obligation (or the Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.10 and any other “keepwell, support or other agreement” for the benefit of the Guarantor and any and all guarantees of the Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of the Guarantor, or a grant by the Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), or capital or profits franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or an Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or such Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or an Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender or an Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.08(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Date” has the meaning specified in Section 2.11(b).

“Facility Fee” has the meaning specified in Section 2.03.

“FASB ASC 715” means Financial Accounting Standards Board Accounting Standards Codification 715, Compensation – Retirement Benefits.
“FASB ASC 810” means Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means the Fee Letter dated April 28, 2022 among OpCo and Bank of America, N.A. and BofA Securities, Inc.
“Fees” means the Quarterly Fee Amount (as defined in the Management Services Agreement), the Additional Fee Amount (as defined in the Management Services Agreement), the IDR Fee (as defined in the Management Services Agreement) and the Credit Support Fee (as defined in the Cash Sweep and Credit Support Agreement) as required pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement. Each

capitalized term in this definition of “Fees” which is not otherwise defined in Section 1.01 shall have the meaning given to them in the Cash Sweep and Credit Support Agreement or the Management Services Agreement, as applicable.
“Final Loan Maturity Date” means the Loan Maturity Date of the last of the Lenders to have Commitments outstanding hereunder.
“Floor” means a rate of interest equal to 0.00% per annum.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or collateralized in accordance with the terms hereof.
“Funded Debt” means, as of the date of any determination thereof, the following (without duplication) with respect to any Person, determined on a consolidated basis in accordance with generally accepted accounting principles (other than as consolidated on the balance sheet of such Person solely as a result of the operation of the variable interest entity provisions in FASB ASC 810, and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715):
(i)all indebtedness for borrowed money (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);
(ii)all obligations evidenced by bonds, indentures, notes and other similar instruments;
(iii)all obligations with respect to the deferred purchase price of property (other than as described in clause (iv) below and other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) to the extent that such obligations are absolute and fixed and not subject to any right of cancellation by such Person and/or any of its Subsidiaries;
(iv)all obligations with respect to construction services to be performed, but only to the extent such obligations have become due and owing as of the date of any such determination pursuant to the provisions of the specific agreement evidencing such obligations;
(v)all obligations of such Person and its Subsidiaries as lessee under (a) Capitalized Leases and (b) Synthetic Lease Obligations;

(vi)all liabilities secured by any Lien on any property owned by such Person or any of its Subsidiaries;
(vii)all obligations, contingent or otherwise, of such Person and its Subsidiaries in respect of acceptances, letters of credit or similar extensions of credit;
(viii)all net obligations under Swap Contracts in an amount equal to the Swap Termination Value thereof;
(ix)any Mandatorily Redeemable Stock of such Person and its Subsidiaries (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock);
(x)any liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; and
(xi)guarantees of obligations of the type described in any of clauses (i) through clause (x) of this definition, but only to the extent of the indebtedness guaranteed thereby which is then outstanding as of the date of any such determination pursuant to the provisions of the agreement in respect of which such obligation exists or arises.
“General Partner” means NextEra Energy Partners, GP, Inc., a Delaware corporation.
“General Partner Interest” means the non-economic management interest of the General Partner in NEE Partners (in its capacity as general partner without reference to any limited partner interest), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in the NEE Partners LP Agreement, together with all obligations of the General Partner to comply with the terms and provisions of the NEE Partners LP Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of NEE Partners.
“generally accepted accounting principles” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the OpCo and its Subsidiaries throughout the period indicated.
“Governmental Authority” means, as to any Person, any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) or other governmental authority having jurisdiction over such Person or any of its business, operations or properties.

“Guarantee” means, as to any Person, any (a) obligations, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other monetary obligation of the payment or performance of such indebtedness or monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligation in respect of such indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity applications in effect on the Agreement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability (after giving effect to any indemnities, rights of contribution, subrogation or other similar rights in favor of such guarantor) in respect thereof is determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Parties” means, collectively, the Lenders, the Issuing Banks, the Hedge Banks, the Cash Management Banks and the Agent.
“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and that is maintained or contributed to by the OpCo or any ERISA Affiliate or in respect of which OpCo or any ERISA Affiliate could be reasonably expected to have liability, other than a Multiemployer Plan.
“Guarantor” means OpCo.

“Guaranty” means the Guaranty made by OpCo under Article 9 in favor of the Agent for the benefit of the Guaranteed Parties.
“Hedge Agreement” and “Swap Contract” mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” means any counterparty (other than a Loan Party) to a Swap Contract permitted under Article 6.
“Honor Date” has the meaning specified in Section 3.03(b).
“Immediately Available Funds” means funds with good value on the day and in the city in which payment is received.
“Increase Effective Date” has the meaning specified in Section 2.14(a).
“Increase Joinder” has the meaning specified in Section 2.14(c).
“Incremental Commitments” has the meaning specified in Section 2.14.
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14.
“Incremental Term Commitment” has the meaning specified in Section 2.14.
“Incremental Term Loan” has the meaning specified in Section 2.14.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04.
“Indemnity Claim” has the meaning specified in Section 11.04.
“Initial Lenders” means those Lenders listed on Schedule I as of the Agreement Effective Date.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any competent court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, administrative receivership, administration, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under any U.S. Federal or state or any foreign law.
“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the Agent and the Additional Senior Debt Agents/Trustees parties thereto, substantially in the form of Exhibit J hereto.
“Interest Charges” means, for any period for which such determination is being made, the excess of (A) the sum of (a) cash interest, cash premium payments and other similar cash fees and charges paid or, to the extent contemplated in the definition of “Pro Forma Effect”, deemed payable in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with generally accepted accounting principles, (b) cash interest paid or, to the extent contemplated in the definition of “Pro Forma Effect”, deemed payable with respect to discontinued operations and (c) the portion of rent expense paid or, to the extent contemplated in the definition of “Pro Forma Effect”, deemed payable under Capitalized Leases that is treated as cash interest in accordance with generally accepted accounting principles, in each case, of or by OpCo and the Borrower or (as applicable) the Borrower on a standalone basis for such period over (B) any cash interest income received by OpCo and the Borrower or (as applicable) the Borrower on a standalone basis during such period.
“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter; (b) as to any Daily SOFR Loan, the last day of each calendar month; (c) as to any Term SOFR Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period and (d) as to all Loans of any Lender, the Loan Maturity Date applicable to such Lender.

“Interest Period” means, with respect to any particular Term SOFR Loan, (a) initially, the period (i) commencing on either (A) the Borrowing Date or (B) the Conversion Date of all or any portion of any particular Base Rate Loan or a Daily SOFR Loan into a Term SOFR Loan, as the case may be, and (ii) ending one (1), three (3) or six (6) months thereafter as selected by the Borrower; and (b) thereafter, each period (i) commencing on the last day of the next preceding Interest Period, and (ii) ending on the last day of one of the periods set forth above, as selected by the Borrower in an Interest Rate Notice; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1)if any Interest Period would otherwise end on a day that is not a Business Day, then such Interest Period shall instead end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; or
(2)if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(3)as to the Loans of any Lender, no Interest Period shall extend beyond the Loan Maturity Date applicable to such Lender; and
(4)no tenor that has been removed from this definition pursuant to Section 2.15(d) shall be available (unless and until reinstated pursuant to Section 2.15(d)).
“Interest Rate Notice” means a Notice given by the Borrower to the Agent (in substantially the form set forth in Exhibit A-2) specifying (a) the Borrower’s election to Convert all or any portion of the Loans, (b) the Interest Period with respect to all or any portion of any Term SOFR Loans, or (c) the Borrower’s election to continue such Loans for an additional Interest Period in accordance with Section 2.07.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuance Date” has the meaning specified in Section 3.01(a).
“Issuing Banks” means, collectively each Lender that is designated by the Loan Parties as, and agrees to become, an Issuing Bank, and “Issuing Bank” means any of the Issuing Banks.
“Joint Lead Arrangers” means, collectively each financial institution listed on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner.
“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Application” means an application for issuance of letters of credit in such form as shall at any time be in use at the applicable Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into an appropriate Borrowing.
“L/C Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit from time to time under Article 3, in an aggregate amount for such Issuing Bank not to exceed on any date the amount set forth in Schedule I opposite such Issuing Bank’s name as its L/C Commitment, as the same may be increased or reduced from time to time as agreed to in writing by such Issuing Bank, the Borrower and the Agent.
“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any Issuing Bank’s standard form documents for letter of credit issuances.
“Lenders” means each Person who is (i) an Initial Lender, (ii) an Assuming Lender, or (iii) any other Person that becomes an assignee of any rights and obligations of an Initial Lender or an Assuming Lender pursuant to Section 2.11, Section 2.14 or Section 11.06(b); provided that such Person shall be deemed to be a Lender hereunder only so long as such Person has any rights and obligations in any outstanding Commitments, Loan or L/C Obligation hereunder (with the understanding that the foregoing proviso shall not derogate from any rights conferred on such Person under the final sentence of Section 11.05).
“Letter of Credit” means any letter of credit issued by any Issuing Bank pursuant to Section 3.01(a) for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates.
“Liabilities” has the meaning specified in Section 11.04.
“Lien” means any mortgage, pledge, lien, security interest or other charge or encumbrance with respect to any present or future assets of the Person referred to in the context in which the term is used.
“Loan” means the aggregate principal amount advanced by each Lender as a Loan or Loans to the Borrower under Section 2.01 or an L/C Borrowing under Section 3.03, or, where the context requires, the amount thereof then Outstanding. After the initial funding of a Loan, “Loan” means, as applicable, a portion of such Loan that either (a) bears interest by reference to the Base Rate or Daily Simple SOFR, or bears interest by reference to Term SOFR and has a single Interest Period. “Loans” means the aggregate principal amount of the Loans of all Lenders that are Outstanding at the time referred to in the context in which the term is used.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, if any, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 4.09 of this Agreement, (d) the Guaranty, (e) the NEE Partners Guaranty, (f) the Security Documents, (g) the Fee Letter, (h) each L/C Related Document and (i) the Intercreditor Agreement.

“Loan Maturity Date” means, with respect to any Lender, the Commitment Termination Date applicable to such Lender.
“Loan Parties” means, collectively, the Borrower and OpCo.
“Majority Lenders” means Lenders having more than fifty percent (50%) of the aggregate amount of the Commitments, or, if the Commitments shall have terminated, Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans, provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Management Services Agreement” means the Second Amended and Restated Management Services Agreement dated as of August 4, 2017 entered into among OpCo, NEE Partners, NEE Operating GP and NextEra Energy Management Partners, LP, as in effect on the Agreement Effective Date and without giving effect to any amendments that would have a Material Adverse Effect.
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any indebtedness or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.
“Material Adverse Effect” shall mean a material adverse effect on (a) the financial position or results of operation of the Loan Parties and their Subsidiaries, taken as a whole; (b) any Loan Party’s ability to perform its obligations under any Loan Document to which it is a party; or (c) the validity or priority of the Liens created by the Loan Documents or the ability of the Lenders or the Agent to enforce its rights and remedies under the Loan Documents.
“Material Project Company” means any Project Company that, individually or together with any other Project Company that is in default under any of its Funded Debt or that is then the subject of an Insolvency Proceeding, made Restricted Payments, directly or indirectly, to OpCo in an amount equal to or greater than 30% of the Covenant Cash of OpCo during the most recently completed Measurement Period.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of OpCo or the Borrower, as applicable.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 4.09(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Agent and the applicable Issuing Bank in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute or has within any of the preceding five plan years contributed or had an obligation to contribute.
“NEE Operating GP” means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company and the general partner of OpCo.
“NEE Partners” means NextEra Energy Partners, LP, a Delaware limited partnership.
“NEE Partners Guaranty” means the Amended and Restated Guaranty Agreement, dated as of the date hereof, from NEE Partners in favor of the Agent, substantially in the form of Exhibit D hereto.
“NEE Partners LP Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, dated as of November 18, 2019, by and between NextEra Energy Partners GP, Inc. and NextEra Energy Equity Partners, LP, as amended through the date of this Agreement, and as it may be further amended, supplemented or restated from time to time.
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
“Net Cash Proceeds” means, with respect to the incurrence or issuance of any indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the fees, underwriting discounts and commissions, taxes, and other reasonable and customary out-of-pocket costs and expenses, incurred by such Loan Party in connection therewith.
“Non-Consenting Lender” has the meaning specified in Section 2.11(b).
“Non-Defaulting Lenders” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes, if any, as may be issued pursuant to Section 2.10, including any promissory notes delivered in substitution or exchange thereof.
“Notice” has the meaning specified in Section 11.02.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, any Additional Senior Debt Agreements (as defined in the Intercreditor Agreement) or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement, Secured Hedge Agreement or Additional Senior Debt (as defined in the Intercreditor Agreement), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations; provided further that, for the purposes of the NEE Partner Guaranty, “Obligations” shall be limited to Obligations arising under this Agreement and the related Loan Documents and shall not include any Obligations arising under any Additional Senior Debt Agreement or in respect of any Additional Senior Debt.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OpCo Funded Debt” means, as of any date of determination, Funded Debt of OpCo and its Subsidiaries (but not including any Funded Debt of the Project Companies).
“OpCo General Partner Interest” means the non-economic management interest of NEE Operating GP in OpCo (in its capacity as general partner without reference to any limited partner interest), which includes any and all rights, powers and benefits to which the OpCo General Partner is entitled as provided in the Third Amended and Restated Agreement of Limited Partnership of OpCo (the “OpCo Partnership Agreement”), together with all obligations of the OpCo General Partner to comply with the terms and provisions of the OpCo Partnership Agreement.
“OpCo Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Covenant Cash Flow of OpCo to (b) Interest Charges of OpCo, in each case, for the most recently completed Measurement Period.
“OpCo Leverage Ratio” means, as of any date of determination, the ratio of (a) OpCo Funded Debt as of such date to (b) Adjusted Covenant Cash Flow of OpCo for the most recently completed Measurement Period.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.12, 4.03 or 4.04).
“Outstanding” means, as of any date (i) with respect to any Loan, the aggregate unpaid principal amount of such Loan as of such date, and (ii) with respect to any Letter of Credit, the aggregate amount of L/C Obligations outstanding in respect of such Letter of Credit as of such date.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Parties” and “Party” have the meanings specified in the Preamble.
“Patriot Act” has the meaning specified in Section 11.14.
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Liens” has the meaning specified in Section 6.15.
“Permitted Refinancing Indebtedness” has the meaning specified in Section 6.14(b).

“Person” means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
“Platform” has the meaning specified in Section 11.02(b).
“Pledged Equity” has the meaning specified in the U.S. Security Agreement.
“Pro Forma Compliance” means, with respect to any covenant, term or condition of this Agreement or any of the other Loan Documents, after giving Pro Forma Effect to any disposition or acquisition upon the applicable Loan Party’s compliance with such covenant, term or condition, the applicable Loan Party shall be in compliance with the relevant covenant, term or condition, as written.
“Pro Forma Effect” means, when calculating compliance with the financial covenants contained in Section 6.13, the effect of any disposition or acquisition, determined in accordance with the following rules:
1.if, during any Measurement Period, any Loan Party disposes of any Equity Interests in a Project Company or OpCo or any of its Subsidiaries (including any Project Company) disposes of any property with a value in excess of US$5,000,000, the determination of Covenant Cash Flow shall be made on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.04(a), (b) or (c) and shall assume that such disposition (and any associated prepayment of the Loans) occurred on, and any interest savings thereon accrued from and after, the first day of the Measurement Period in which such disposition first occurred (which, for avoidance of doubt, shall account, not only for the loss of revenues, if any, but as well for the expense savings expected to be realized), in each case as reasonably determined by the Loan Parties; and

2.    (a) if, during any Measurement Period, (x) any Loan Party or any of its Subsidiaries acquires any Equity Interests in any Project Company, or (y) any Loan Party or any of its Subsidiaries (including any Project Company) acquires any property with a value in excess of US$5,000,000, the determination of Covenant Cash Flow shall be made on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.04(a), (b) or (c); provided, that:

(i)    for the relevant Acquisition Date and the Measurement Period in which such acquisition first occurs, that portion of the Covenant Cash Flow derived or to be derived from the acquired Equity Interests and/or other property shall be equal to the amount projected therefor by the Loan Parties for the four (4) fiscal quarters to occur immediately after the Measurement Period in which such acquisition first occurs;

(ii)     for each of the four (4) Measurement Periods to occur immediately after the Measurement Period in which such acquisition first occurs, the Covenant Cash Flow shall progressively include the actual amount of Covenant Cash received by OpCo and the Borrower, as the case may be, and derived or to be derived from the acquired Equity Interests and/or other property, in each fiscal quarter thereafter to occur (as each such fiscal quarter elapses) together with the Loan Parties’ projections of such Covenant Cash Flow in the unexpired quarters thereafter to occur until four (4) full fiscal quarters shall have elapsed;

(iii)    for the Measurement Period in which such acquisition first occurs and for each of the four (4) Measurement Periods to occur immediately thereafter, the actual Covenant Cash Flow derived from the acquired asset from the applicable Acquisition Date to the end of the Measurement Period in which such acquisition first occurs shall be disregarded for the purpose of determining compliance with the financial covenants contained in Section 6.13;

(iv)     for the purpose of projecting the interest to accrue on any associated borrowing of the Loans or any other indebtedness incurred for the purpose of making such Acquisition, the Borrower shall assume that the interest rate applicable to such borrowing as of the applicable borrowing date shall apply for the entire term of such projections; provided that, to the extent that as of the date of any supplemental determination thereof, the rate applicable to such borrowing has changed upon the conversion or continuation of any Interest Period applicable to such borrowing, such new rate shall be the rate applicable for any remaining projections in respect of such borrowing, but shall be similarly adjusted if the applicable interest rate is different as of any subsequent date of determination; and

(v)     all projections made with respect to any indebtedness after the date of borrowing shall also take into account all prepayments made prior to the date of such determination;

in each case as reasonably determined by the Loan Parties; and

(b)     in respect of a Qualifying Project during any Measurement Period, the determination of Covenant Cash Flow shall be made on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.04(a), (b) or (c); provided, that :

(i)    for each applicable Measurement Period prior to the Commercial Operation Date of such Qualifying Project (but including the fiscal quarter in which such Commercial Operation Date occurs), an amount to be approved by the Agent (such approval not to be unreasonably conditioned, delayed or withheld) as the projected Covenant Cash Flow of OpCo and the Borrower and their respective Subsidiaries with respect to such Qualifying Project for the four (4) fiscal quarters to occur immediately after such Measurement Period, which may, at the Loan Parties’ option, be added to actual Covenant Cash Flow for the relevant Measurement Period; provided that if the actual Commercial Operation Date for any Qualifying Project does not occur by the scheduled Commercial Operation Date for such Qualifying Project, then the foregoing amount shall be reduced, for fiscal quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or delay then estimated by the Loan Parties, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75%, and (v) longer than 365 days, 100%; provided, further, that the actual Covenant Cash Flow derived from the relevant Qualifying Project prior to the Commercial Operation Date for such Qualifying Project shall be disregarded for the purpose of determining compliance with the financial covenants contained in Section 6.13;

(ii)     beginning with the first full Measurement Period following the Commercial Operation Date of such Qualifying Project, and for each of the two (2) Measurement Periods to occur immediately thereafter, (x) an amount equal to the projected Covenant Cash Flow of OpCo and the Borrower and their respective Subsidiaries attributable to such Qualifying Project (determined in the same manner as set forth in clause (i) above) for the balance of the four (4) full fiscal quarter period following such Commercial Operation Date may, at the Loan Parties’ option, be added to the actual Covenant Cash Flow of OpCo and the Borrower for such fiscal periods, and (y) the projected Covenant Cash Flow shall progressively include the actual amount of Covenant Cash Flow received by OpCo and the Borrower, as the case may be, and derived or to be derived from the relevant Qualifying Project, in each fiscal quarter thereafter to occur (as each such fiscal quarter elapses) together with the Loan Parties’ projections of such Covenant Cash Flow in the unexpired quarters thereafter to occur until four (4) full fiscal quarters shall have elapsed;

(iii)     for the purpose of projecting the interest to accrue on any associated borrowing of the Loans or any other indebtedness incurred to finance such Qualifying Project, the Borrower shall assume that the interest rate applicable to such borrowing as of the applicable borrowing date shall apply for the entire term of such projections; provided that, to the extent that as of the date of any supplemental determination thereof, the rate applicable to such borrowing has changed upon the conversion or continuation of any Interest Period applicable to such borrowing, such new rate shall be the rate applicable for any remaining projections in respect of such borrowing, but shall be similarly adjusted if the applicable interest rate is different as of any subsequent date of determination; and

(iv)     all projections made with respect to any indebtedness after the date of borrowing shall also take into account all prepayments made prior to the date of such determination;

in each case as reasonably determined by the Loan Parties; provided that (x) no such adjustments shall be allowed with respect to any Qualifying Project unless, not later than 15 days or such lesser number of days as may be agreed to by the Agent in its sole discretion prior to the delivery of the relevant Compliance Certificate required to be delivered pursuant to Section 6.04(b) or (c), to the extent any adjustments in respect of any Qualifying Project will be made to Covenant Cash Flow in determining compliance with Section 6.13, the Loan Parties shall have delivered to the Agent a Certificate in the form of Exhibit H (which, for the avoidance of doubt, shall, in the case of any particular Qualifying Project, be required to be delivered only once which shall be prior to the first Measurement Period for which Covenant Cash Flow is to be adjusted as aforesaid in respect of such Qualifying Project), and prior to the date such Compliance Certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections; and (y) the aggregate Pro Forma Effect upon Covenant Cash Flow attributable to such Qualifying Project during any Measurement Period shall not exceed 30% of actual Covenant Cash Flow for the Measurement Period in which such determination is being made.
“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal) at such time of such Lender’s Commitment divided by the combined Commitments of all of the Lenders at such time.
“Project” has the meaning specified in the definition of “Project Company”.

“Project Company” means (a) each entity listed on Schedule 5.14, and (b) any new direct or indirect Subsidiary or any joint venture of any Loan Party that, after the Agreement Effective Date, is created or acquired by any Loan Party and is the direct or indirect owner or lessee, or intended to become the direct or indirect owner, lessee or developer of all or any portion of any generating, transmission, distribution, storage or other operating assets, or assets relating thereto (in each such case, a “Project”), together with the direct and indirect parents and subsidiaries of such Person, but excluding any Loan Party and any direct or indirect owner of any Equity Interest in any such Loan Party.
“Project Company HoldCo” means, in respect of any Project Company, a direct or indirect parent entity of such Project Company that is the Borrower in respect of any Backleverage Indebtedness with respect to such Project Company.
“Project Company HoldCo Parent” means, in respect of any Project Company HoldCo, a direct or indirect parent entity of such Project Company HoldCo that is required to, or would be customarily expected to, provide a guarantee and/or encumber its assets in connection with any Backleverage Indebtedness with respect to such Project Company.
“Project-Level Indebtedness” means any Funded Debt or other debt or equity financing (including, without limitation, any tax-equity financing) of the Project Companies, including any extension, renewal, replacement or refinancing thereof from time to time.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding US$10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, which satisfies the following: (a) the aggregate capital cost of which exceeds, or is reasonably expected by the Borrower to exceed, $10,000,000, and (b) for which there is a defined start date and identifiable completion date. Without limiting the generality of the foregoing, “Qualifying Project” shall include capital assets acquired by a Person that is not a Subsidiary to which a Loan Party has made a capital contribution and has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Loan Party’s pro rata share of the acquisition, construction, development, replacement, expansion of, or addition or improvement to, such capital assets, if and to the extent such acquisition, construction, development, replacement, expansion of, or addition or improvement is made to increase over the long-term, the operating capacity, operating income or operating cash flow of such Person from the operating capacity or operating income of the Loan Parties and their Subsidiaries or such Person, as the case may be, existing immediately prior to such acquisition, construction, development, replacement, expansion, addition, improvement or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve (12) months.
“Rating Agency” means any of Fitch Ratings Inc., Moody’s or Standard & Poor’s.
“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Register” has the meaning specified in Section 11.06(c).
“Regulations U and X” means, respectively, Regulations U and X of the Federal Reserve Board, as the same may be modified and supplemented and in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning specified in Section 10.07(b).
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or final, non-appealable determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning specified in Section 10.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 7.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Section 6.14 that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” has the meaning specified in the Intercreditor Agreement.
“Security Agreement” or “U.S. Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of the date hereof, by and among the Borrower, OpCo and the Collateral Agent, in substantially the form of Exhibit E hereto, as it may be further amended, supplemented or restated from time to time.
“Security Agreement Supplement” has the meaning specified in Section 19(b) of the U.S. Security Agreement.
“Security Documents” has the meaning given such term in the Intercreditor Agreement.
“Senior Creditors” has the meaning specified in the Intercreditor Agreement.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means a Term SOFR Loan or a Daily SOFR Loan.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.10).
“Standard & Poor’s” means S&P Global Ratings.
“Subsidiary” means any corporation, association, trust, limited liability company, limited partnership or other business entity of which any Loan Party shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock (including through the direct or indirect ownership of a majority of the capital and profits or equity interest).

“Swap Contract” has the same meaning as “Hedge Agreement” above.
“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the immediately preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include, but need not be limited to, a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of OpCo or the Borrower, as applicable, or any of its Subsidiaries under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York, New York time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day (such interim period, the “Term SOFR Temporary Fallback Period”), and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York, New York time, on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities

Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Temporary Fallback Period” has the meaning specified in the definition of “Term SOFR”.
“Third-Party Provided Funded Debt” has the meaning specified in Section 6.14(e).
“Total Assets” means, as at any date of determination, the assets of OpCo and its Subsidiaries or the Borrower, as applicable, determined on a consolidated basis and without duplication.
“Total Capitalization” means, in respect of OpCo or the Borrower, as the case may be, the sum of Funded Debt plus equity appearing on the consolidated balance sheet of OpCo or the Borrower, as the case may be, and their respective consolidated Subsidiaries (including without limitation, common equity, preferred stock and any such other equity classifications as may be permitted by generally accepted accounting principles), prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles consistent with those applied in preparation of OpCo’s or the Borrower’s, as the case may be, financial statements (other than as consolidated on the balance sheet of OpCo or the Borrower, as the case may be, and their respective Subsidiaries solely as a result of the operation of the variable interest entity provisions in FASB ASC 810, and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715).
“Tracking Interests” means classes of Equity Interests that are entitled to distributions for specifically identified assets but do not carry any preferred return or other preferred interest.
“Type” has the meaning specified in Section 1.02(h).
“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“Unrestricted Project Company” means, in connection with any Project-Level Indebtedness or Backleverage Indebtedness of any Project or Projects, any Project Company (other than any tax equity partnership) in the group of Project Companies associated with such Project or Projects that is not required to, or would not be customarily expected to, provide a guarantee and/or encumber its assets in connection with such Project-Level Indebtedness or Backleverage Indebtedness. For the avoidance of doubt, “Unrestricted Project Company” shall not include any Project Company HoldCo or Project Company HoldCo Parent.
“USA PATRIOT Act” has the meaning specified in the definition of “Anti-Terrorism Law”.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (ii) of Section 4.08(g).
“Voting Stock” means stock or similar interest of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
“Withholding Agent” means the Loan Parties and the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Rules of Interpretation.
(a)A reference to any document or agreement shall include such document or agreement, including any schedules or exhibits thereto, as any of the same may be amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)The singular includes the plural and the plural includes the singular.
(c)A reference to any law includes any amendment or modification to such law.
(d)A reference to any Person includes its permitted successors and permitted assigns.
(e)The words “include,” “includes” and “including” are not limiting.
(f)References to any particular “Article,” “Section,” “Preamble,” “Schedule” or “Exhibit” refers to the corresponding Article, Section, Preamble, Schedule or Exhibit of this Agreement unless otherwise indicated.
(g)The words “herein,” “hereof,” “hereunder,” “hereto” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(h)Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan, each of which constitutes a Type.
(i)For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.03Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time; provided that, if OpCo notifies the Agent that OpCo requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Agreement Effective Date in generally accepted accounting principles or in the application thereof on the operation of such provision (or if the Agent notifies OpCo that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such Notice is given before or after such change in generally accepted accounting principles or in the application thereof, then (a) such provision shall be interpreted on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such Notice shall have been withdrawn or such provision amended in accordance therewith and (b) OpCo shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations made before and after giving effect to such change in generally accepted accounting principles.
Section 1.04Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service (absent manifest error).
Section 1.05Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit in effect at such time; provided, however, with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE 2
LOANS

Section 2.01Commitments to Lend. Each Lender severally agrees, on the terms of this Agreement, to make Loans in Dollars to the Borrower for a period commencing on the Agreement Effective Date and terminating on the Commitment Termination Date applicable to such Lender, in an aggregate amount Outstanding at any one time (together with such Lender’s participations at such time in any Outstanding L/C Obligations) not to exceed such Lender’s Commitment. The aggregate principal amount (without duplication) of all Loans and L/C Obligations at any one time Outstanding shall not exceed the aggregate amount of the Commitments at such time. Within the limits of the Commitment of each Lender, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and re-borrow under this Section 2.01.
Section 2.02Notice and Manner of Borrowing.
(a)The Borrower shall give a Borrowing Notice in substantially the form of Exhibit A-1 (or telephonic notice, promptly confirmed in writing) to the Agent prior to 11:00 a.m., New York, New York time (i) on the proposed Borrowing Date in the case of a Base Rate Loan, (ii) at least three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date in the case of a Daily SOFR Loan and (iii) at least three (3) U.S. Government Securities Business Days prior to the proposed Borrowing Date in the case of a Term SOFR Loan, in each case specifying (A) the Borrowing Date (which shall be a Business Day), (B) whether the requested Borrowing is of a Base Rate Loan, Daily SOFR Loan or Term SOFR Loan, or any combination thereof as permitted under the terms of this Article 2, and the amount of each and (C) in the case of each Term SOFR Loan, the initial Interest Period applicable thereto. The Agent shall give written or telephonic notice (confirmed in writing) to each Lender promptly upon receipt of such Borrowing Notice. Each Lender shall, not later than 1:00 p.m., New York, New York time, on each Borrowing Date hereunder, make Immediately Available Funds in Dollars in the amount of such Lender’s Loan available to the Agent at the Agent’s Office. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 7.02, the Agent will make such funds available to the Borrower by crediting the Borrower’s general deposit account with the Agent.
(b)Any notice delivered or given by the Borrower to the Agent as provided in this Section 2.02 shall be irrevocable and binding upon the Borrower upon receipt by the Agent. Each Borrowing shall be in the principal amount of US$10,000,000 or any larger integral multiple of US$1,000,000. In no event shall the Borrower select Interest Periods and Types of Loans which would have the result that there shall be more than ten (10) different Interest Periods for Loans outstanding at the same time (for which purpose Interest Periods for Loans of different Types shall be deemed to be different Interest Periods even if the Interest Periods begin and end on the same dates).
(c)Unless the Agent shall have received notice from a Lender prior to 12:00 noon, New York, New York time, on the date of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Borrowings of such Type and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Agent, such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.
(e)If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article 7 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 2.03Facility Fee. OpCo, for the account of the Borrower, agrees to pay or cause to be paid to the Agent for account of each Lender a per annum Facility Fee (the “Facility Fee”) on the actual daily amount of such Lender’s Commitment, for the period from and including the Agreement Effective Date (or such later date as such Lender incurs a Commitment hereunder) to but not including the later of the date such Lender’s Commitment is terminated and the repayment of the Loans in full, equal to the Applicable Rate (for the Facility Fee) multiplied by the actual daily amount of such Lender’s Commitment for such period; provided that, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Facility Fee (and OpCo shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
The Facility Fee shall be payable to the Agent for account of each Lender (a) quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2022, and (b) on the earlier of (i) the date the Commitments are terminated in full and (ii) the Loan Maturity Date of the applicable Lender.
Section 2.04Interest.
(a)Each of the Loans shall bear interest at the following rates:
(i)To the extent that all or any portion of any Loan is a Base Rate Loan, such Loan or such portion shall bear interest at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate (for Base Rate Loans).
(ii)To the extent that all or any portion of any Loan is a Term SOFR Loan, such Loan or such portion shall bear interest during each applicable Interest Period at a rate per annum equal to the sum of (A) Term SOFR, plus (B) the Applicable Rate (for SOFR Loans).
(iii)To the extent that all or any portion of any Loan is a Daily SOFR Loan, such Loan or such portion shall bear interest at a rate per annum equal to the sum of (A) Daily Simple SOFR, plus (B) the Applicable Rate (for SOFR Loans).

(b)The Borrower promises to pay interest on each Loan or any portion thereof Outstanding in arrears on (i) each Interest Payment Date applicable to such Loan and (ii) upon the payment or prepayment thereof or the Conversion thereof to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted).
(c)Overdue principal of the Loans, and to the extent permitted by applicable law, overdue interest on the Loans and all other overdue amounts payable hereunder or under any Notes as may be issued hereunder, shall bear interest payable on demand, in the case of (i) overdue principal of or overdue interest on any Loan, at a rate per annum equal to two percent (2%) above the rate then applicable to such Loan and (ii) any other overdue amounts, at a rate per annum equal to two percent (2%) above the Base Rate, in each case until such amount shall be paid in full (after, as well as before, judgment).
Section 2.05Computation of Interest and Fees.
(a)The Agent shall give prompt Notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.04(a)(ii). The Agent shall give Notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of clauses (i) or (iii) of Section 2.04(a) promptly upon request, and in any event at least three Business Days prior to each Interest Payment Date applicable thereto.
(b)Subject to Section 2.15 and the Term SOFR Temporary Fallback Period, in the event, prior to the commencement of any Interest Period relating to any Term SOFR Loans, the Agent shall determine or be notified by the Majority Lenders that adequate and reasonable methods do not exist for ascertaining the Term SOFR Reference Rate that would otherwise determine the rate of interest to be applicable to such Term SOFR Loans (which shall be conclusive and binding on the Borrower and the Lenders), or that Term SOFR, due to circumstances affecting the relevant market or markets generally, will not adequately reflect the cost to the Majority Lenders of making or maintaining such Term SOFR Loans during such Interest Period, the Agent shall forthwith give Notice of such determination to the Borrower and the Lenders. In such event (a) any Interest Rate Notice with respect to Term SOFR Loans shall be automatically withdrawn and such Interest Rate Notice shall, unless otherwise elected by the Borrower, be deemed to be a request for Daily SOFR Loans (or Base Rate Loans if the circumstances in Section 2.05(b) apply at such time), (b) unless otherwise elected by the Borrower, each such Term SOFR Loan will automatically, on the last day of the then current Interest Period thereof, become a Daily SOFR Loan (or a Base Rate Loan if the circumstances in Section 2.05(b) apply at such time), and (c) the obligations of the Lenders to make such Term SOFR Loans shall be suspended until the Agent or the Majority Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Lenders, shall so notify the Borrower and the Lenders. Each affected Lender agrees that it shall forthwith give Notice of such fact to the Borrower and the Agent at such time as the circumstances described in the first sentence of this Section 2.05(b) no longer pertain to it. It is understood and agreed that if the circumstances giving rise to such suspension relate only to certain tenors, the provisions set forth in this subsection (a) shall only apply to such tenors (and all other Available Tenors shall continue to be available to the Borrower).

(c)Subject to Section 2.15 and the Daily SOFR Temporary Fallback Period, in the event the Agent shall determine or be notified by the Majority Lenders that adequate and reasonable methods do not exist for ascertaining the rate of interest to be applicable to any Daily SOFR Loan (which shall be conclusive and binding on the Borrower and the Lenders), or that SOFR, due to circumstances affecting the relevant market or markets generally, will not adequately reflect the cost to the Majority Lenders of making or maintaining any Daily SOFR Loan, the Agent shall forthwith give Notice of such determination to the Borrower and the Lenders.  In such event (a) any Interest Rate Notice with respect to Daily SOFR Loans shall be automatically withdrawn (after the end of the Daily SOFR Temporary Fallback Period) and any Interest Rate Notice shall be deemed to be a request for Base Rate Loans, (b) each Daily SOFR Loan will automatically become a Base Rate Loan on the first Business Day immediately after the Daily SOFR Temporary Fallback Period, and (c) the obligations of the Lenders to make Daily SOFR Loans shall be suspended until the Agent or the Majority Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Lenders, shall so notify the Borrower and the Lenders. Each affected Lender agrees that it shall forthwith give Notice of such fact to the Borrower and the Agent at such time as the circumstances described in the first sentence of this Section 2.05(c) no longer pertain to it.
(d)On the date on which the aggregate unpaid principal amount of Term SOFR Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than US$10,000,000, such Loans shall automatically Convert into a Daily SOFR Loan (or a Base Rate Loan if the circumstances in Section 2.05(c) apply at such time).
(e)Upon the occurrence and during the continuance of any Event of Default (i) each Term SOFR Loan will, at the written election of the Majority Lenders, on the last day of such Interest Period therefor (or, automatically in the case of an Event of Default set forth in Section 8.01(f) or Section 8.01(g) shall have occurred), Convert into a Base Rate Loan, (ii) each Daily SOFR Loan will, at the written election of the Majority Lenders (or, automatically in the case of an Event of Default set forth in Section 8.01(f) or Section 8.01(g) shall have occurred), Convert into a Base Rate Loan and (iii) the obligation of the Lenders to make, or to Convert Loans into, SOFR Loans shall be suspended.

(f)If, as a result of any restatement of or other adjustment to the financial statements of OpCo or for any other reason, the Borrower or the Lenders determine that (i) the OpCo Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the OpCo Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the Issuing Banks, as the case may be, promptly within five (5) Business Days of demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or any Issuing Bank, as the case may be, under Section 3.03(c), 3.07(b) or 2.04(c) or under Article 8. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
Section 2.06Commitment Reduction.
The Borrower shall have the right, exercisable at any time and from time to time, upon two (2) Business Days written notice to the Agent (or telephonic notice promptly confirmed in writing), to terminate in whole or reduce in part the Commitments; provided that each partial reduction of the Commitments shall be in an amount of US$10,000,000 or integral multiples of US$1,000,000 in excess thereof and applied to reduce the Commitments of the Lenders ratably in accordance with their respective Commitments; and provided further that the Commitments may not be reduced to any amount less than the aggregate principal amount (without duplication) of all Loans and L/C Obligations Outstanding at the time of any such reduction.
Section 2.07Interest Rate Conversion and Continuation Options.
(a)The Borrower may, subject to this Section 2.07, Section 2.05(b), Section 2.05(c), Section 4.03 and Section 4.04, elect from time to time to Convert all or any portion of any Loan to a Loan of another Type, provided that (i) with respect to any such Conversion of all or any portion of any Term SOFR Loan or a Daily SOFR Loan to a Base Rate Loan, the Borrower shall give the Agent an Interest Rate Notice (or telephonic notice promptly confirmed in writing) not later than 1:00 p.m., New York, New York time, at least three (3) Business Days prior to such Conversion; (ii) in the event of any Conversion of all or any portion of a Term SOFR Loan into a Loan of another Type prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify each Lender in respect of such Conversion in accordance with Section 4.07; (iii) with respect to any such Conversion of all or any portion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan, the Borrower shall give the Agent an Interest Rate Notice (or telephonic notice promptly confirmed in writing) not later than 1:00 p.m., New York, New York time, at least three (3) U.S Government Securities Business Days prior to such election; (iv) with respect to any such Conversion of all or any portion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, the Borrower shall give the Agent an Interest Rate Notice (or telephonic notice promptly confirmed in writing) not later than 1:00 p.m., New York, New York time, at least three (3) U.S Government Securities Business Days prior to such election, and such Conversion shall be effective on the first day of an Interest Period; and (v) no Loan may be Converted into a SOFR Loan when any Event of Default has occurred and is continuing. On the date on which such Conversion is being made, any Lender may take such action, if any, as it deems desirable to transfer its Loan to its Applicable Lending Office. All or any part of Loans of any Type may be Converted as specified herein, provided that partial Conversions shall be in an aggregate principal amount of US$10,000,000 or any larger integral multiple of US$1,000,000 in excess thereof. The Agent shall notify the Lenders promptly of each such Interest Rate Notice made by the Borrower. Each Interest Rate Notice relating to the Conversion of all or any portion of any Base Rate Loan or Daily SOFR Loan to a Term SOFR Loan shall be irrevocable by the Borrower.
(b)Term SOFR Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.07(a); provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing (if such SOFR Loans are subject to Conversion to Base Rate as set forth in Section 2.05(f)).
(c)Any Conversion to or from Term SOFR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Term SOFR Loans having the same Interest Period shall not be less than US$10,000,000 or any integral multiple of US$1,000,000 in excess thereof.
(d)Except to the extent otherwise expressly provided herein, (i) the funding of Loans by the Lenders hereunder, the Conversion or continuation of Loans of a particular Type hereunder, the allocation of fees hereunder, the termination or reduction of the amount of the Commitments hereunder, shall, in each case, be effected ratably among the Lenders in accordance with the amounts of their respective Commitments and (ii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders ratably in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(e)Upon the expiration of any Interest Period, the Borrower shall be deemed to have requested a new Interest Period of equal duration as the immediately preceding Interest Period or an Interest Period of three (3) months, whichever is shorter, unless, at least three (3) Business Days prior to said expiration, the Borrower shall have delivered to the Agent in accordance with Section 11.02 an Interest Rate Notice (or telephonic notice promptly confirmed in writing) specifying a new Interest Period of a different duration.
(f)Anything to the contrary contained in the Existing Credit Agreement notwithstanding,  on the Agreement Effective Date all Eurodollar Rate Loans (as defined in the Existing Credit Agreement) shall be automatically converted to Term SOFR Loans with a one-month Interest Period expiring on June 27, 2022.  All accrued and unpaid interest and fees for all Loans so converted shall be due and payable by the Borrower on the Agreement Effective Date.  No breakage fees (or any other costs under Section 4.07) shall be payable by any party with respect to any Loans that are so converted.  Without limiting the foregoing, on the Agreement Effective Date, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each Lender’s credit and loan exposure hereunder reflects its Pro Rata Share of the Outstanding Loans and Letters of Credit on the Agreement Effective Date.

Section 2.08Mandatory Payment of Principal of Loans. The Borrower unconditionally promises to pay to the Agent for account of each Lender the entire unpaid principal amount of such Lender’s Loans Outstanding on the Loan Maturity Date applicable to such Lender plus all accrued and unpaid interest thereon and each Lender’s Loans shall mature on the Loan Maturity Date applicable to such Lender.
Section 2.09Prepayments.
(a)Optional. The Borrower shall have the right, at any time and from time to time, to prepay the Loans in whole or in part, without penalty or premium, upon prior written notice (or telephonic notice promptly confirmed in writing) received by the Agent not later than 1:00 p.m., New York, New York time, three (3) Business Days prior to the date of prepayment in the case of SOFR Loans and not later than 1:00 p.m., New York, New York time, on the date of prepayment in the case of Base Rate Loans; provided that (i) each prepayment shall be in the principal amount of US$10,000,000 or any larger integral multiple of US$1,000,000, or equal to the remaining principal balance outstanding under such Loan if such balance is less than US$10,000,000, (ii) each partial prepayment of the Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective outstanding amount of each Lender’s Loan, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion, and (iii) in the event that the Borrower shall prepay any portion of any Term SOFR Loan prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify each Lender in respect of such prepayment in accordance with Section 4.07.
(b)Mandatory. The Borrower shall, on any Business Day on which the aggregate principal amount (without duplication) of all Loans and L/C Obligations then Outstanding exceeds the aggregate amount of the Commitments at such time, make a mandatory prepayment of the Loans and/or Cash Collateralize (or provide the applicable Issuing Bank(s), a letter of credit or enter into other arrangements as are reasonably satisfactory to the Borrower, such Issuing Bank and the Lenders in order reasonably to mitigate the applicable currency risk of) L/C Obligations then Outstanding in an amount equal to such excess.
(ii)Upon the incurrence or issuance by any Loan Party of any Funded Debt (other than Funded Debt not prohibited to be incurred or issued pursuant to Section 6.14), the Borrower shall prepay an aggregate principal amount of Loans made to the Borrower (and, to the extent provided herein, Cash Collateralize L/C Obligations) in an amount equal to 100% of all Net Cash Proceeds received by any Loan Party therefrom, promptly upon receipt thereof by such Loan Party, provided that such prepayment shall not reduce the Commitments.

Section 2.10Evidence of Indebtedness and Notes.
(a)The Loans made by each Lender and the Letters of Credit issued by each Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Bank, as applicable, and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender and each Issuing Bank shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its obligations hereunder. In the event of any conflict between the accounts and records maintained by any Lender or Issuing Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. In addition, each Lender, Issuing Bank and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender or Issuing Bank of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender and Issuing Bank in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
(b)If specifically requested by any particular Lender in writing furnished to the Borrower, the Borrower’s obligation to pay the principal of, and interest on, the Loans made by such Lender shall be evidenced by a promissory note duly executed and delivered by the Borrower, such Note to be substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
(c)Any Note as may be issued to any Lender pursuant to Section 2.10(b) shall (i) be payable to the order of such Lender, (ii) be dated as of the Agreement Effective Date or such later date on which such Note is issued to such Lender, (iii) be in a stated maximum principal amount equal to the Commitment of such Lender, (iv) mature on the Loan Maturity Date applicable to such Lender, (v) bear interest as provided in this Agreement, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.
(d)Each Lender will detail on its internal records the amount of each Loan made by it and each payment in respect thereof, and if such amounts are evidenced by a Note, such Lender will, prior to any transfer of any such Note, endorse on the reverse side thereof and specify the outstanding principal amount of Loans evidenced thereby. Failure to make such notation shall not affect the Borrower’s obligations in respect of such Loans.
(e)Each Lender, Issuing Bank and the Agent will advise the Borrower of the outstanding indebtedness hereunder to such Party upon written request therefor.

Section 2.11Extension of Commitment Termination Date.
(a)At least sixty (60) days but not more than ninety (90) days prior to February 8 in each year, the Loan Parties, by Notice to the Agent, may request an extension of the Commitment Termination Date by one year. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than thirty (30) days following the date of such Notice (the “Consent Date”), notify the Loan Parties and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Loan Parties in writing of its consent to any such request for extension of the Commitment Termination Date applicable to such Lender by the Consent Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Loan Parties not later than five (5) days following the Consent Date of the decision of the Lenders regarding the Loan Parties’ request for an extension of the Commitment Termination Date applicable to each Lender. Notwithstanding anything herein to the contrary, after giving effect to any such extension, the Commitment Termination Date of any Lender shall not be later than five (5) years after the applicable anniversary date related to such request for extension.
(b)If all Lenders consent in writing to any such request in accordance with Section 2.11(a), the Commitment Termination Date applicable to each such Lender in effect at such time shall, effective as at the applicable February 8 date (the “Extension Date”), be extended for one year; provided that on such Extension Date the applicable conditions set forth in Section 7.01 (c), (d) and (f) shall be satisfied and the Borrower shall have delivered to the Agent a certificate stating that:
(i)the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); provided that to the extent that any representation or warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, it shall be true and correct in all respects and provided, further, that, for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for OpCo and, if applicable, NEE Partners, and their Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.11(b), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of (x) if the NEE Partners Guaranty is in effect, NEE Partners and its Subsidiaries, taken as a whole. or (y) if the NEE Partners Guaranty is not effect, OpCo, the Borrower and their Subsidiaries, taken as a whole, in each case, since the date of the most recent financial statements of OpCo or, if applicable, NEE Partners, except as may have been disclosed in each filing of NEE Partners (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date of such certificate or otherwise described in writing prior to the Consent Date”); and

(ii)there exists no Default.
If less than all of the Lenders consent in writing to any such request in accordance with Section 2.11(a), the Commitment Termination Date applicable to each such Lender in effect at such time shall, effective as at the Extension Date and subject to Section 2.11(d), be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Commitment Termination Date is not extended as to any Lender pursuant to this Section 2.11 and the Commitment of such Lender is not assumed in accordance with Section 2.11(c) on or prior to the Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such non-extended Commitment Termination Date applicable to such Lender without any further notice or other action by the Loan Parties, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Section 4.04, Section 4.05, Section 4.08 and Section 11.04, and its obligations under Section 10.05, shall survive the Commitment Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Loan Parties for any requested extension of the Commitment Termination Date applicable to any such Lender.
(c)If less than all Lenders consent to any such request pursuant to Section 2.11(a), the Loan Parties may arrange prior to the Extension Date for one or more Consenting Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that accepts an offer to participate in a requested Commitment increase in accordance with Section 2.14(a), an “Assuming Lender”) to purchase and assume, effective as of the Extension Date, any Non-Consenting Lender’s Loans, Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; and provided that:
(i)any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid Facility Fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 11.06(b) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 4.04, Section 4.05, Section 4.08 and Section 11.04, and its obligations under Section 10.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three (3) Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Loan Parties and the Agent an Assignment and Assumption, duly executed by such Assuming Lender, such Non-Consenting Lender, the Loan Parties, each Issuing Bank and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Loan Parties and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.11 shall have delivered to the Agent any Note or Notes as may be held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i) through (iii) of the first sentence of this Section 2.11(c), each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders.
(d)If (after giving effect to any assignments or assumptions pursuant to Section 2.11(c)) Lenders having Commitments equal to more than 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to the requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than one (1) Business Day prior to such Extension Date, the Agent shall so notify the Loan Parties’, and subject to (A) the satisfaction of the conditions in Section 7.01 (c), (d) and (f), and (B) the Loan Parties’ delivery to the Agent a certificate stating that:
(i)the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); provided that to the extent that any representation or warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, it shall be true and correct in all respects, and provided, further, that, for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for OpCo and, if applicable, NEE Partners and their Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.11(d), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of (x) if the NEE Partners Guaranty is in effect, NEE Partners and its Subsidiaries, taken as a whole. or (y) if the NEE Partners Guaranty is not effect, OpCo, the Borrower and their Subsidiaries, taken as a whole, in each case, since the date of the most recent financial statements of OpCo or, if applicable, NEE Partners, except as may have been disclosed in each filing of NEE Partners (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date of such certificate or otherwise described in writing prior to the Consent Date”); and

(ii)there exists no Default,
the Commitment Termination Date applicable to each such Consenting Lender then in effect shall be extended for an additional one-year period, and all references in this Agreement, and in any Notes as may be issued hereunder, to the “Commitment Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Commitment Termination Date as so extended. Promptly following the Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Commitment Termination Date of each such Consenting Lender in effect immediately prior thereto and shall thereupon record in the records of the Agent the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
(e)In connection with the effectiveness of any extension of the Commitment Termination Date pursuant to this Section 2.11, Agent may (with the Borrower’s consent not to be unreasonably withheld) seek to amend this Agreement with requisite Lender consent in accordance with Section 11.01 to update operational, agency and/or regulatory provisions to a form customarily included in credit agreements as of the Extension Date with respect to which Bank of America, N.A. acts as administrative agent.
Section 2.12Replacement of Lenders. If (i) any Lender requests compensation under Section 4.04 or Section 4.05, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.08, (iii) any Lender is not able to make Loans or maintain its Commitments as a result of any event or circumstance contemplated in Section 4.03, (iv) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires consent of a greater percentage of the Lenders than the Majority Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders or (v) any Lender is a Non-Consenting Lender or a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon Notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)any such assignment resulting from a claim against the Borrower for additional compensation pursuant to Section 4.04 or Section 4.05 or a requirement that the Borrower pay an additional amount pursuant to Section 4.08 has the effect of reducing the amount that the Borrower otherwise would have been obligated to pay under those sections;
(ii)no such assignment shall conflict with applicable law;
(iii)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the assignee shall have consented to the requested extension of the Commitment Termination Date;
(iv)in the case of a Lender described in clause (iv) above, the assignee shall have consented to the requested election, consent, amendment, waiver or other modification;

(v)the Borrower shall have paid to the Agent the assignment fee specified in Section 11.06(b); and
(vi)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, any accrued and unpaid interest thereon, any accrued and unpaid fees and other accrued and unpaid amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.07) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of any other accrued and unpaid amounts).
Section 2.13Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable by any Loan Party or NEE Partners (if the NEE Partners Guaranty is in effect) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable by such Loan Party or NEE Partners (if applicable) to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable by such Loan Party or NEE Partners (if applicable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable by such Loan Party or NEE Partners (if applicable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable by any Loan Party or NEE Partners (if applicable)) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable by such Loan Party or NEE Partners (if applicable)) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties and NEE Partners (if applicable) at such time) of payment on account of the Obligations owing (but not due and payable) by such Loan Party or NEE Partners (if applicable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable by such Loan Party or NEE Partners (if applicable) to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 4.09, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and subject to the provisions of this Section 2.13, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan

Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.14Increase in Commitments.
(a)Borrower Request. The Borrower may by written notice to the Agent elect to request (x) prior to the Final Loan Maturity Date, an increase to the existing Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment” and together with the Incremental Revolving Commitments, the “Incremental Commitments”), by an incremental aggregate amount not in excess of US$750,000,000 for total Commitments of up to US$3,250,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of US$10,000,000 or any whole multiple of US$1,000,000 in excess thereof (provided that such amount may be less than US$10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).
(b)Conditions. The Incremental Commitments shall become effective as of the applicable Increase Effective Date; provided that:
(i)the Increase Joinder (and any Notes that are to be provided by the Borrower if one or more Lenders have, as of the Increase Date, requested Notes to be issued pursuant to Section 2.10) shall have been duly executed and delivered by the respective Parties hereto and thereto; provided that no Note shall be issued to any Lender hereunder unless specifically requested by such Lender in writing to the Loan Parties;
(ii)the Agreement Effective Date shall have occurred;
(iii)no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
(iv)the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); provided that to the extent that any representation or warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, it shall be true and correct in all respects and provided, further, that, for the purposes of such certificate, (A) all references in the representations and warranties contained in Section 5.04 to annual reports, consolidated balance sheets, consolidated income statements and financial statements for OpCo and, if applicable, NEE Partners, and their Subsidiaries shall be deemed to refer to the corresponding versions of those documents most recently delivered to the Agent and the Lenders pursuant to Section 6.04 prior to the date of the certificate contemplated in this Section 2.14(b), and (B) the final sentence of Section 5.04 shall be deemed revised to read “There has been no material adverse change in the business or financial condition of (x) if the NEE Partners Guaranty is in effect, NEE Partners and its Subsidiaries, taken as a whole. or (y) if the NEE Partners Guaranty is not effect, OpCo, the Borrower and their

Subsidiaries, taken as a whole, in each case, since the date of the most recent financial statements of OpCo or, if applicable, NEE Partners, except as may have been disclosed in each filing of NEE Partners (including information furnished) subsequent to the date of such financial statements pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, through and including the date of such certificate or otherwise described in writing prior to the Consent Date”);
(v)the Borrower shall make any breakage payments in connection with any adjustment of Loans pursuant to Section 4.07; and
(vi)the Loan Parties shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Agreement Effective Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Agent.
(c)Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:
(i)terms and provisions of term loans made pursuant to any Incremental Term Commitment (each, an “Incremental Term Loan”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the existing Loans and to the extent that the terms and provisions of Incremental Term Loans are not identical to the existing Loans (except to the extent permitted by clause (iv) or (v) below) they shall be reasonably satisfactory to the Agent; provided that in any event the Incremental Term Loans must comply with clauses (ii) and (iii) below;
(ii)the maturity date of Incremental Term Loans shall not be earlier than the then Final Loan Maturity Date;
(iii)the Applicable Rate for Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans;
(iv)any Incremental Revolving Facility shall be on terms applicable to the existing Loans and any Incremental Term Facility shall be on terms and pursuant to documentation reasonably acceptable to the Agent that is no more restrictive to the Borrower and the Guarantor than those applicable to the existing Loans or any other Incremental Revolving Commitments or Incremental Term Loan Commitments, unless such other terms (1) apply only after the Final Loan Maturity Date of the existing Loans and each other Incremental Revolving Commitment or Incremental Term Loan Commitment at the time of incurrence of such Incremental Revolving Commitments or Incremental Term Loan Commitments, (2) shall also apply to the existing Loans or (3) in the case of Incremental Term Loan Commitments, relate only to mandatory prepayments, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization to be determined, subject to clauses (iii), (iv) and (v) above and paragraph (f) below).
The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Loan Parties, the Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 11.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.14. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to Incremental Revolving Commitments. This Section 2.14 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.
(d)Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Loan or Loans, the proceeds of which will be used to prepay the Loans of the other Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Loans outstanding are held by the Lenders pro rata based on their Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Loans on such Increase Effective Date, the Lenders after giving effect to such Increase Effective Date shall make such Loans in accordance with Section 2.01.
(e)Making of New Term Loans. On any Increase Effective Date on which Incremental Term Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Commitment shall make a term loan to the Borrower in an amount equal to its Incremental Term Commitment.
(f)Equal and Ratable Benefit. The Incremental Revolving Commitments and Incremental Term Commitments established pursuant to this paragraph shall constitute Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Security Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of term loans or any such Incremental Revolving Commitments and Incremental Term Commitments.
Section 2.15Benchmark Replacement Setting.     Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York, New York time, on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Conforming Changes. In connection with the administration, adoption or implementation of a Benchmark Replacement or the administration of Term SOFR or Daily Simple SOFR, the Agent, in its reasonable discretion, will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that if any such Benchmark Conforming Changes shall affect any term or condition expressly set forth in this Agreement with respect to Term SOFR or Daily Simple SOFR, such Benchmark Conforming Changes become effective on the fifth (5th) Business Day after the Agent has notified the Borrower in writing of the proposed Benchmark Conforming

Changes so long as the Agent has not received, by such time, written notice of objection to such amendment from the Borrower (such objection not to be unreasonably made).
(c)Notices; Standards for Decisions and Determinations. The Agent will, as promptly as practicable, notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Conforming Changes in connection with the administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion (beyond the Term SOFR Temporary Fallback Period or similar concept) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be (prior to the beginning of the next Interest Period) representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time (in the case of clause (B), after such tenor is no longer representative) to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may, and at the written request of the Borrower shall, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

ARTICLE 3

LETTERS OF CREDIT

Section 3.01Letters of Credit.
(a)On the terms and conditions set forth herein:

(i)each of the Issuing Banks severally agrees in reliance upon the agreements of the other Lenders set forth in this Article 3:
(A)from time to time on any Business Day during the period from the Agreement Effective Date to the Commitment Termination Date applicable to such Issuing Bank (or such earlier date as the Commitments of all of the Lenders shall have terminated in accordance with the terms hereof) to issue Letters of Credit denominated in Dollars for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates, and to amend or extend Letters of Credit previously issued by such Issuing Bank, in accordance with Section 3.02(c) and Section 3.02(d), subject to the following limitations: (1) the Outstanding aggregate amount of all Letters of Credit issued by each Issuing Bank shall not exceed at any one time such Issuing Bank’s L/C Commitment at such time; and (2) the Outstanding aggregate amount of all Letters of Credit issued by the Issuing Banks shall not exceed at any one time an amount equal to the Commitments of the Lenders at such time less the Outstanding aggregate principal sum of the Loans and L/C Obligations at such time,
(B)to honor drafts drawn under, and in compliance with, the terms and conditions of Letters of Credit, and
(C)    no Issuing Bank shall be required to issue a “commercial or direct pay letter of credit” (as opposed to a “standby letter of credit”) without the prior approval of such Issuing Bank (such approval not to be unreasonably conditioned, withheld or delayed).

(ii)The Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and/or any one or more of its Subsidiaries and/or affiliates; provided, that the Issuing Banks shall not be obligated to issue, and no Lender shall be obligated to participate in, any Letter of Credit if, as of the date of issuance of such Letter of Credit (the “Issuance Date”) and after giving effect thereto, the aggregate principal amount (without duplication) of all the Loans and L/C Obligations Outstanding exceeds or would exceed the Commitments of all Lenders.
(iii)Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
(b)The Issuing Banks shall not issue any Letter of Credit if, to any such Issuing Bank’s knowledge:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank shall prohibit or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Agreement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Agreement Effective Date and which such Issuing Bank in good faith deems material to it;
(ii)such Issuing Bank has received Notice from any Lender, the Agent or the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article 7 is not then satisfied;
(iii)the expiry date of any requested Letter of Credit is more than one year after the date of issuance or is after the Commitment Termination Date of the applicable Issuing Bank or any Commitment Termination Date following which the aggregate amount of the Commitments remaining would not be at least equal to the aggregate principal amount of the Loans and L/C Obligations (taking into account the amount of the requested Letter of Credit) Outstanding as of the Issuance Date of such requested Letter of Credit;
(iv)any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to such Issuing Bank, or the issuance of a Letter of Credit shall violate any applicable policy of such Issuing Bank;
(v)any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.10(a)(i)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(vi)in the case of a Letter of Credit to be issued for the account of a Subsidiary or an affiliate of the Borrower, such Issuing Bank shall not have received such statements in substance and form reasonably satisfactory to such Issuing Bank as such Issuing Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Federal Reserve Board, including, without limitation, applicable “know your customer” requirements and the Beneficial Ownership Regulation, if applicable.
Section 3.02Issuance, Amendment and Extension of Letters of Credit.
(a)Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower, received by the applicable Issuing Bank and the Agent at least two (2) Business Days (or such lesser period of time as the applicable Issuing Bank and the Agent shall agree in their sole discretion or as otherwise agreed by the Borrower and the applicable Issuing Bank) prior to the proposed Issuance Date. Each such request for issuance of a Letter of Credit shall be by facsimile or by delivery of an original writing, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Bank, by personal delivery or by any other means acceptable to the Issuing Bank, in each case in the form of an L/C Application, and shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i)  the proposed Issuance Date of such Letter of Credit (which shall be a Business Day); (ii) the face amount and currency of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require.
(b)Two (2) Business Days prior to the issuance of any Letter of Credit (or such lesser period of time as the applicable Issuing Bank and the Agent shall agree in their sole discretion), the applicable Issuing Bank shall confirm with the Agent the availability of the Commitments with respect to such issuance and that the applicable conditions specified in Article 7 have been satisfied. Subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested Issuance Date, issue a Letter of Credit for the account of the Borrower in accordance with such Issuing Bank’s usual and customary business practices.

(c)From time to time while a Letter of Credit is outstanding and prior to the Commitment Termination Date of the applicable Issuing Bank (or such earlier date as the Commitments of all Lenders shall have terminated in accordance with the terms hereof), the applicable Issuing Bank shall, upon the written request of the Borrower (with a copy sent to the Agent) at least two (2) Business Days prior to the proposed date of amendment (or such lesser period of time as the applicable Issuing Bank and the Agent shall agree in their sole discretion), amend any Letter of Credit issued by such Issuing Bank; provided that any amendment of the expiry date shall be subject to Section 3.01(b)(iii). Each such request for amendment of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the applicable Issuing Bank may reasonably require. The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Agent will promptly notify the Lenders of a request of issuance or renewal or extension of a Letter of Credit.
(d)The Issuing Banks and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Commitment Termination Date of the applicable Issuing Bank (or such earlier date as the Commitments of all Lenders shall have terminated in accordance with the terms hereof), each of the Issuing Banks shall be entitled to authorize the automatic extension of any Letter of Credit issued by it unless (A) such Issuing Bank would not be permitted at such time to issue or amend such Letter of Credit in its renewed form pursuant to Section 3.01(b); (B) the beneficiary of such Letter of Credit does not accept the proposed extension of such Letter of Credit; or (C) such Issuing Bank receives a written request from the Borrower, at least three (3) Business Days prior to the last date on which notification of non-extension must be given (or as otherwise agreed by the Borrower and the applicable Issuing Bank), not to renew any Letter of Credit. Each such request for non-extension of a Letter of Credit shall be made in writing and shall specify (i) the Letter of Credit number; (ii) the beneficiary’s name; and (iii) that the applicable Issuing Bank is instructed to notify the beneficiary of non-extension.
(e)Each Issuing Bank shall deliver to the Agent any notices of termination or other communications by such Issuing Bank to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Commitment Termination Date of the applicable Issuing Bank or any Commitment Termination Date following which the aggregate amount of the Commitments remaining would not be at least equal to the aggregate principal amount of the Loans and L/C Obligations (taking into account the amount of such Letter of Credit) Outstanding.
(f)This Agreement shall control in the event (and to the extent) of any conflict with any L/C Related Document (other than any Letter of Credit).

(g)Each Issuing Bank will also deliver to the Agent, concurrently with or promptly following delivery of a Letter of Credit by such Issuing Bank, or amendment to or extension of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of such Letter of Credit or amendment to or extension of a Letter of Credit.
(h)The Agent shall furnish to each Lender quarterly a summary of outstanding Letters of Credit.
Section 3.03Participations, Drawings and Reimbursements.
(a)Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, as the same may be adjusted from time to time hereunder, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. The amount of each Lender’s participation in each Letter of Credit shall be automatically adjusted from time to time in accordance with such Lender’s Pro Rata Share at such time and shall, for each Lender, be automatically reduced to zero on the date of such Lender’s applicable scheduled Commitment Termination Date. For purposes of Section 2.01, each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.
(b)In the event of any drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Agent and the Borrower of the request and of the day on which such Issuing Bank is to pay the beneficiary. If (i) such Issuing Bank has provided Notice of such payment to the Borrower by 12:00 p.m., New York, New York time, on each date that any amount is paid by such Issuing Bank under any Letter of Credit (each such date, an “Honor Date”), the Borrower agrees to reimburse such Issuing Bank prior to 2:00 p.m., New York, New York time, on the applicable Honor Date, in an amount equal to the amount so paid by such Issuing Bank, and (ii) such Issuing Bank provides Notice to the Borrower after 12:00 p.m., New York, New York time, on any Honor Date that it has made payment under any Letter of Credit, the Borrower agrees to reimburse such Issuing Bank prior to 2:00 p.m., New York, New York time, on the Business Day next succeeding the date such Notice is given, in an amount equal to the amount so paid by such Issuing Bank, together with interest thereon as may be provided in the applicable L/C Application. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by 2:00 p.m., New York, New York time, on the Honor Date (or, if applicable as aforesaid, on the Business Day following the date Notice thereof is provided by such Issuing Bank to the Borrower), such Issuing Bank will promptly notify the Agent who will in turn promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing, and the amount of such Lender’s Pro Rata Share thereof. Unless notified by the Borrower to convert an unreimbursed drawing into Loans or, if the Borrower requests a conversion of an unreimbursed drawing into Loans but the unreimbursed drawing is not converted because of the Borrower’s failure to satisfy the conditions set forth in Section 7.02(b) (such unreimbursed drawing which has not been converted constituting an L/C Borrowing), each Lender will be deemed to be obligated to make an L/C Advance in Dollars in the full amount of such Lender’s Pro Rata Share (determined as of the date of such L/C Advance) of such L/C Borrowing and such L/C Advances shall bear interest at a rate per annum equal to the Base Rate plus two percent (2%) per annum. Any notice given by any Issuing Bank or the Agent pursuant to this Section 3.03(b) may be oral if promptly confirmed in writing (including by facsimile);

provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)With respect to any unreimbursed drawing that the Borrower requests be converted into a Loan and that satisfies the conditions set forth in Section 7.02(b), each Lender shall upon any notice make available to the Agent for the account of the applicable Issuing Bank an amount in Dollars in Immediately Available Funds equal to its Pro Rata Share (determined as of the date of such L/C Borrowing) of the amount of such drawing, whereupon the participating Lenders shall each be deemed to have made a Loan consisting of a Base Rate Loan to the Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the applicable Issuing Bank the amount of such Lender’s Pro Rata Share of the amount of such drawing by no later than 2:00 p.m., New York, New York time, on either the Honor Date or the next Business Day, as applicable, then interest shall accrue on such Lender’s obligation to make such payment, from the applicable date to the date such Lender makes such payment, at a rate per annum equal to the Overnight Rate in effect from time to time during such period. The Agent shall promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03 once such notice is given.
(d)Each Lender’s obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(e)The Agent shall remit the funds received from the Lenders pursuant to this Section 3.03 to the applicable Issuing Bank in Dollars.
Section 3.04Repayment of Participations.
(a)Upon (and only upon) receipt by the Agent for the account of the applicable Issuing Bank of Immediately Available Funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit with respect to which any Lender has paid the Agent for the account of such Issuing Bank for such Lender’s participation in such Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to such Lender, in the same funds as those received by the Agent for the account of such Issuing Bank, the amount of such Lender’s Pro Rata Share of such funds, and the applicable Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Agent for the account of such Issuing Bank.

(b)If the Agent or any Issuing Bank is required at any time to pay to the Borrower, or to a trustee, receiver, liquidator or custodian, or to any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Agent for the account of such Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under any Letter of Credit or interest thereon, each Lender shall, on demand of the Agent, forthwith pay to such Issuing Bank through the Agent the amount of its Pro Rata Share (determined as of the date thereof) of any amounts so paid by the Agent plus interest thereon from the date such demand is made to the date such amounts are paid by such Lender to the Agent or such Issuing Bank, at a rate per annum equal to the Overnight Rate in effect from time to time.
(c)To the extent that any funds are paid to the Agent pursuant to Section 8.02 in respect of any Letters of Credit outstanding prior to any draw thereunder, such funds shall be held by the Agent and applied to the reimbursement of any draws pursuant to such Letters of Credit.
Section 3.05Role of Issuing Banks.
(a)Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificate or other document expressly required by the applicable Letter of Credit) or to ascertain or inquire as to the validity of any such document or the authority of the Person executing or delivering any such document.
(b)Neither the Issuing Banks nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any L/C Related Document.

(c)The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Issuing Banks nor any of the correspondents, participants or assignees of the Issuing Banks (including the Lenders), shall be liable or responsible for any of the matters described in clauses (a) through (j) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence in determining whether a request presented under a Letter of Credit issued by such Issuing Bank complies with the terms of such Letter of Credit or such Issuing Bank’s willful failure to pay under any Letter of Credit (except as a result of a court order) after the presentation to such Issuing Bank by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer a Letter of Credit or the rights or benefits thereunder or assigning the proceeds thereof, in whole or in part, in accordance with the terms of such Letter of Credit which may prove to be invalid or ineffective for any reason.
Section 3.06Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C Related Document to reimburse the Issuing Banks for a drawing under a Letter of Credit issued by such Issuing Bank, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into any Loan or Loans (subject, in the case of the repayment of any such Loan or Loans, to the provisions of Section 9.02), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Related Document under all circumstances, including the following:
(a)any lack of validity or enforceability of this Agreement or any L/C Related Document;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents, which have been previously agreed to by the Borrower;
(c)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

(d)any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
(e)any payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be (and providing reasonable evidence of its status as) a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
(f)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit;
(g)waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Company or any waiver by the Issuing Bank which does not in fact materially prejudice the Company;
(h)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(i)any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP (as defined below) or the UCP (as defined below), as applicable; or
(j)any other circumstance or happening whatsoever (other than failure to pay a Letter of Credit in accordance with its terms), whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
Section 3.07Letter of Credit Fees.
(a)The Borrower shall pay to the Agent for the account of each Lender a letter of credit fee with respect to the Letters of Credit equal to (i) the Applicable Rate (for Letters of Credit) per annum, times (ii) the daily maximum amount available to be drawn under the outstanding Letters of Credit computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the first Business Day following the calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Agreement Effective Date, through the Commitment Termination Date of the applicable Issuing Bank, with the final payment to be made on the Commitment Termination Date of the applicable Issuing Bank.

(b)The Borrower shall pay to the Agent for the account of each Issuing Bank, a letter of credit fee with respect to the Letters of Credit issued by each such Issuing Bank as agreed to by separate letter agreement between the Borrower and each such Issuing Bank.
(c)The Borrower shall pay to the Issuing Banks, from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each such Issuing Bank relating to Letters of Credit issued by such Issuing Bank as are from time to time in effect and as agreed to by separate letter agreement between the Borrower and each such Issuing Bank.
Section 3.08Governing Rules. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower, when a Letter of Credit is issued hereunder: (i) the rules of the “International Standby Practices 1998” published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance (the “ISP”)) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”), shall apply to each commercial Letter of Credit (and may, if agreed by the applicable Issuing Bank, apply to standby Letters of Credit). Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
Section 3.09Letters of Credit Issued for Subsidiaries or Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or an affiliate, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder (or cause such reimbursement to be made) for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or affiliates.
Section 3.10Conflict with L/C Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C Related Documents, the terms hereof shall control.

ARTICLE 4

CERTAIN GENERAL PROVISIONS

Section 4.01Funds for Payments.
(a)All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, without counterclaim or setoff, to the Agent’s Office, for the respective accounts of the Lenders or the Issuing Banks, as the case may be, in Immediately Available Funds, not later than 2:00 p.m., New York, New York time, on the due date therefor. Any payment received by the Agent after 2:00 p.m., New York, New York time, shall be deemed to have been received on the next succeeding Business Day. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable to any of the Issuing Banks or pursuant to Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 11.03 and Section 11.04), to the Lenders for the account of their respective Applicable Lending Offices (or, in the case of a payment due on a Loan Maturity Date applicable to less than all Lenders, ratably to such Lenders), and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b)Unless the Agent shall have received Notice from the Borrower prior to the date on which any payment is due to the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or the applicable Issuing Bank, as the case may be. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such Issuing Bank, as the case may be, repays such amount to the Agent, at the Overnight Rate.
Section 4.02Computations. All computations of interest for Base Rate Loans shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on SOFR or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Except as otherwise provided in the definition of the term “Interest Period” with respect to any Term SOFR Loan, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest on any principal so extended shall accrue during such extension.

Section 4.03Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give Notice of such circumstances to the Borrower and the other Lenders and thereupon (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall automatically be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent) convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Notwithstanding anything contained in this Section 4.03 to the contrary, in the event that any Lender is unable to make or maintain any Loan as a SOFR Loan as set forth in this Section 4.03, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Applicable Lending Office so as to avoid such inability.
Section 4.04Additional Costs. If any Change in Law:
(a)imposes, increases or renders applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender (including without limitation the Commitments of such Lender hereunder), or
(b)imposes on any Lender, any Issuing Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Letters of Credit or any class of loans of which the Loans form a part or the Commitment of such Lender hereunder, and
(c)the foregoing has the result of:
(i)increasing the cost or reducing the return to any Lender, or any Issuing Bank of making, funding, issuing, renewing, extending or maintaining any Loan as a SOFR Loan, maintaining its Commitment or issuing or participating in the Letters of Credit, or
(ii)reducing the amount of principal, interest or other amount payable to such Lender hereunder on account of any Loan being a SOFR Loan, or
(iii)requiring such Lender or such Issuing Bank, as the case may be, to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or such Issuing Bank, as the case may be, from the Borrower hereunder, then, and in each such case, OpCo will, upon demand made by such Lender or such Issuing Bank, as the case may be, at any time and from time to time and as often as the occasion therefor may arise, pay or cause to be paid to such Lender or such Issuing Bank, as the case may be, such additional amounts as will be sufficient to compensate such Lender or such Issuing Bank, as the case may be, for such additional cost, reduction, payment or foregone interest or other sum. Notwithstanding anything contained in this Section 4.04 to the contrary, upon the occurrence of any event set forth in this Section 4.04 with respect to any Lender such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Applicable Lending Office so as to avoid the effect of such event set forth in this Section 4.04.
Section 4.05Capital Adequacy. If any Change in Law affects the amount of capital or liquidity required or expected to be maintained by any Lender, any Issuing Bank or any corporation controlling such Lender or Issuing Bank due to the existence of its Commitment, L/C Commitment, Loans or Letters of Credit or participations in Letters of Credit (as the case may be) hereunder, and such Lender or such Issuing Bank determines that the result of the foregoing is to increase the cost or reduce the return to such Lender or such Issuing Bank, as the case may be, of making or maintaining its Commitment, Loans or Letters of Credit or participating in Letters of Credit hereunder, then such Lender or such Issuing Bank, as the case may be, may notify the Loan Parties of such fact. To the extent that the costs of such increased capital or liquidity requirements are not reflected in the Base Rate, Daily Simple SOFR, Term SOFR, the Facility Fee and/or the Applicable Letter of Credit Fee (in each case after giving effect to the Floor, if applicable), the Loan Parties and such Lender or such Issuing Bank, as the case may be, shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Loan Parties receive such Notice, an adjustment payable hereunder that will adequately compensate such Lender or such Issuing Bank, as the case may be, in light of these circumstances, and in connection therewith, such Lender or such Issuing Bank, as the case may be, will provide to the Loan Parties reasonably detailed information regarding the increase of such Lender’s or such Issuing Bank’s costs. If the Loan Parties and such Lender or such Issuing Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Loan Parties receive such Notice, then commencing on the date of such Notice (but not earlier than the effective date of any such increased capital or liquidity requirement), the interest, the Facility Fee and/or the Applicable Rate payable hereunder shall increase by an amount that will, in such Lender’s or such Issuing Bank’s reasonable determination, provide adequate compensation. Each Lender and each Issuing Bank agrees that amounts claimed pursuant to this Section 4.05 shall be made in good faith and on an equitable basis.
Section 4.06Recovery of Additional Compensation.
(a)Certificates. Any Lender or any Issuing Bank claiming any additional amounts pursuant to Section 4.04, Section 4.05 or Section 4.07, as the case may be, shall provide to the Agent and the Loan Parties a certificate setting forth such additional amounts payable pursuant to Section 4.04, Section 4.05 or Section 4.07, as the case may be, and a reasonable explanation of such amounts which are due (provided that, without limiting the requirement that reasonable detail be furnished, nothing herein shall require a Lender to disclose any confidential information relating to the organization of its affairs). Such certificate shall be conclusive, absent manifest error, that such amounts are due and owing.

(b)Delay in Requests. Delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 4.04, Section 4.05 or Section 4.07, as applicable, shall not constitute a waiver of such Party’s right to demand such compensation; provided that the Loan Parties shall not be required to compensate any Lender or Issuing Bank for any increased costs incurred or reductions in returns suffered more than ninety (90) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions in return, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.07Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any direct loss, cost or reasonable expense (including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any Loan as a Term SOFR Loan) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Loan when it is a Term SOFR Loan as and when due and payable, (b) default by the Borrower in making a prepayment of a Term SOFR Loan after the Borrower has given a Notice of prepayment pursuant to Section 2.09(a), (c) default by the Borrower in making a Borrowing of a Term SOFR Loan after the Borrower has given a Borrowing Notice pursuant to Section 2.02 or has given (or is deemed to have given) an Interest Rate Notice pursuant to Section 2.07, (d) the making of any payment of principal of a Term SOFR Loan or the making of any Conversion of any such Term SOFR Loan to a Base Rate Loan or Daily SOFR Loan on a day that is not the last day of the applicable Interest Period with respect thereto or (e) the assignment of any Term SOFR Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12.
Section 4.08Taxes.
(a)Issuing Bank. For purposes of this Section 4.08, the term “Lender” includes any Issuing Bank.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)Evidence of Payments. Within thirty (30) days after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.08, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Agent, at the time or times reasonably requested by the Loan Parties or the Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Agent as will enable the Loan Parties or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.08(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(1)any Lender that is a U.S. Person shall deliver to the Loan Parties and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Loan Parties within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or the Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Agent as may be necessary for the Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments to FATCA made after the Agreement Effective Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.08 (including by the payment of additional amounts pursuant to this Section 4.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 4.09Cash Collateral.
(a)Certain Credit Support Events. If (i) any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Agent or the applicable Issuing Bank, provide Cash Collateral, in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Bank.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent or the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount with respect to the Obligations of the Borrower, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral pledged by it.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 4.09 or Sections 4.10 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Agent and the applicable Issuing Banks that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 4.10Defaulting Lenders; Cure.
(a)Defaulting Lenders. If any Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 8.02, then:
(i)so long as no Event of Default has occurred and is continuing, all or any part of the L/C Obligations Outstanding shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (excluding from the determination thereof any Defaulting Lender’s Commitment) but only to the extent that (x) the sum of (A) the aggregate principal amount of all Loans made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Pro Rata Shares (before giving effect to the reallocation contemplated herein) of any L/C Obligations Outstanding, plus (C) such Defaulting Lender’s Pro Rata Share of any L/C Obligations Outstanding, does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) after giving effect to such reallocation, the sum of the aggregate principal amount of all Loans made by any Non-Defaulting Lender plus such non-Defaulting Lender’s ratable share of L/C Obligations then outstanding does not exceed the Commitment of such Non-Defaulting Lender;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Loan Parties (but, in each case, only in respect of their respective assets) shall promptly (and in any event within three (3) Business Days or such longer period as may be agreed by the applicable Issuing Bank, as the case may be) either (A) cash collateralize such Defaulting Lender’s Pro Rata Share of any L/C Obligations Outstanding (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the applicable Issuing Bank, as the case may be, for so long as such Letters of Credit are outstanding, or (B) provide such Issuing Bank, as the case may be, a letter of credit or enter into other arrangements as are reasonably satisfactory to the Loan Parties and/or such Issuing Bank, as the case may be, in order (after giving effect to any partial reallocation pursuant to clause (i) above) reasonably to mitigate such Issuing Bank’s remaining risk with respect to the non-reallocated portion of any L/C Obligations Outstanding for which such Defaulting Lender is responsible hereunder;
(iii)if the Pro Rata Shares of the L/C Obligations of the Non-Defaulting Lenders are reallocated pursuant to this Section 4.10(a), then the fees payable to the Lenders pursuant to Section 3.07 shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares of L/C Obligations and, to the extent not so reallocated, shall be allocated to Issuing Bank or retained by the Loan Parties as agreed pursuant to clause (ii) of this Section 4.10(a); and

(iv)    Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)Defaulting Lender Cure. If the Loan Parties, the Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the Parties, whereupon as of the effective date specified in such Notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral or other acceptable credit support), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.10(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any Party arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders or the provisions of Section 4.10(a)(ii) have been complied with, and participating interests in any such newly-issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.10(a)(i) (and no Defaulting Lender shall participate therein).

(d)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), or received by the Agent from a Defaulting Lender by exercise of right of set-off, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.10(a); fourth, as the Loan Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so agreed by the Agent and the Loan Parties, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.10(a); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 or Section 7.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.10(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.10(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto (and the amounts thus applied or held shall discharge any corresponding obligations of the Loan Parties relating thereto).
(e)Effect on Other Obligations. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.10, performance by any Loan Party of its respective obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 4.10. The rights and remedies against a Defaulting Lender under this Section 4.10 are in addition to any other rights and remedies which a Loan Party, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Loan Party (for itself only), represents and warrants to the Lenders, the Issuing Banks and the Agent as follows:

Section 5.01Corporate Authority.

(a)Incorporation; Good Standing. Such Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power to own its property and conduct its business as now conducted, and (iii) is duly qualified and authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
(b)Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate or other authority of such Loan Party, (ii) have been duly authorized by all necessary corporate or other organizational proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of any law, statute, rule or regulation to which such Loan Party is subject or any material judgment, order, writ, injunction, license or permit applicable to such Loan Party, except where any such conflict, breach, or contravention would not have a Material Adverse Effect, and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any material agreement or other material instrument binding upon, such Loan Party. This Agreement and each other Loan Document to which such Loan Party is a party have been duly executed and delivered by such Loan Party.
(c)Enforceability. The execution and delivery by such Loan Party of this Agreement and the other Loan Documents to which it is a party will result in valid and legally binding obligations of such Loan Party, enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies generally and general principles of equity.
Section 5.02Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Loan Document to which it is a party, (b) the grant by such Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof (subject, however, to Permitted Liens)) or (d) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents.

Section 5.03Title to Properties. Such Loan Party owns all of the assets reflected as its assets in the consolidated balance sheet of NEE Partners referred to in Section 5.04 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as otherwise permitted pursuant to the provisions of this Agreement since that date and except for such assets owned from time to time by any entity whose assets are consolidated on the balance sheet of NEE Partners and its Subsidiaries solely as a result of the operation of FASB ASC 810), subject to no Liens, except for such matters set forth in Schedule 5.03 or otherwise permitted pursuant to the provisions of this Agreement.
Section 5.04Financial Statements. NEE Partners’ audited condensed consolidated statement of operations for the year ended December 31, 2021 and unaudited condensed consolidated balance sheet as of March 31, 2022, in each case, have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position and results of operations of NEE Partners and its Subsidiaries, taken as a whole, at the respective dates and for the respective periods to which they apply. The unaudited statements of operations and balance sheets for the Loan Parties and their Subsidiaries for the year ended December 31, 2021 have been prepared in accordance with generally accepted accounting principles and present fairly the financial position and results of operations of the Loan Parties. As of the Agreement Effective Date, there has been no material adverse change in the business or financial condition of NEE Partners and its Subsidiaries, taken as a whole, since December 31, 2021, except as set forth in Schedule 5.04.
Section 5.05Franchises, Patents, Copyrights Etc. Such Loan Party possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted and, except where in any such case any such conflict would not have a Material Adverse Effect, without known conflict with any rights of others.
Section 5.06Litigation. Except as described in Schedule 5.06, there is no litigation or other legal proceeding pending, or, to the knowledge of such Loan Party, threatened against OpCo or any of its Subsidiaries that is reasonably likely to be determined adversely to OpCo or any of its Subsidiaries, and if determined adversely to OpCo or any of its Subsidiaries would reasonably be expected to result in the failure of OpCo and the Borrower to comply with the provisions of Section 6.13, or to materially impair the right of any Loan Party to carry on its business substantially as now conducted by it. There is no litigation or other legal proceedings pending, or, to the knowledge of such Loan Party, threatened against any of such Loan Party that if determined adversely to any of such Loan Party could reasonably be expected to question the validity of this Agreement, the other Loan Documents or any actions taken or to be taken pursuant hereto or thereto.
Section 5.07Compliance With Other Instruments, Laws, Etc. Such Loan Party is not in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any material decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would have a Material Adverse Effect.

Section 5.08Tax Status. OpCo (a) prepared and, giving effect to all proper extensions, timely filed all federal and state income tax returns and, to the best knowledge of such Loan Party, all other material tax returns, reports and declarations required by any applicable jurisdiction to which OpCo is legally subject, which, giving effect to all proper extensions, were required to be filed prior to the Agreement Effective Date, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) to the extent deemed necessary or appropriate by OpCo, set aside on its books provisions reasonably adequate for the payment of all known taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
Section 5.09No Default. No Default has occurred and is continuing.
Section 5.10Investment Company Act. Such Loan Party is not an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
Section 5.11Employee Benefit Plans.
(a)In General. Each Employee Benefit Plan, if any, sponsored by such Loan Party has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.
(b)Terminability of Welfare Plans. Under each Employee Benefit Plan, if any, sponsored by such Loan Party which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). Such Loan Party may terminate its participation in each such plan at any time (other than a plan that provides benefits pursuant to a collective bargaining agreement) in the discretion of such Loan Party without liability to any Person.
(c)Guaranteed Pension Plans. As of the Agreement Effective Date, each contribution required to be made to a Guaranteed Pension Plan by such Loan Party or an ERISA Affiliate, whether required to satisfy the minimum funding requirements described in §302 or §303 of ERISA, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made. As of the Agreement Effective Date, no waiver from the minimum funding standards or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. As of the Agreement Effective Date, no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by such Loan Party or any ERISA Affiliate with respect to any Guaranteed Pension Plan, and there has not been any ERISA Reportable Event which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001(a) of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than US$500,000.

(d)Multiemployer Plans. No Loan Party nor any ERISA Affiliate has incurred any material unpaid liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. No Loan Party nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization, insolvent or “endangered” or “critical” status under and within the meaning of §4241, §4245 or §305, respectively, of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.
Section 5.12Use of Proceeds of Loans, and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used for the general corporate purposes of the Loan Parties.
Section 5.13Compliance with Margin Stock Regulations. Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U or Regulation X of the Federal Reserve Board), and no part of the proceeds of any Loan or any Letter of Credit hereunder will be used to purchase or carry any “margin stock,” to extend credit to others for the purpose of purchasing or carrying any “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. In addition, not more than twenty five percent (25%) of the value (as determined by any reasonable method) of the assets of such Loan Party consists of margin stock.
Section 5.14Subsidiaries; Equity Interests; Loan Parties; Project Companies. As of the Agreement Effective Date such Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and to the extent constituting shares in a corporation, if any, are non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.14, and, in the case of Pledged Equity, free and clear of all Liens (except for Permitted Liens), and in each case are owned by a Loan Party in the amounts representing the percentage ownership of each such Subsidiary specified on Part (a) of Schedule 5.14. As of the Agreement Effective Date, such Loan Party has no equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.14. Set forth on Part (c) of Schedule 5.14 is a complete and accurate list of all Loan Parties, showing as of the Agreement Effective Date its jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.
As of the Agreement Effective Date, except as specifically identified therein, each entity listed on Part (d) of Schedule 5.14 is a Project Company.

Section 5.15Disclosure. Neither this Agreement nor any other document, certificate or written statement, in each case concerning such Loan Party (expressly excluding projections and other forward-looking statements and, to the extent not prepared by NEE Partners or its Subsidiaries, general market data and information of a general economic or industry specific nature), furnished to the Agent by or on behalf of such Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made; provided that, to the extent any such other document, certificate or statement constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by them to be reasonable at the time made and furnished (it being understood that forecasts and projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that no assurance can be given that the projections or forecasts will be realized).
Section 5.16USA PATRIOT ACT, OFAC and Other Regulations.
(a)No Loan Party, any of its Subsidiaries or, to the knowledge of such Loan Party, any of the affiliates or respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or affiliate (i) has violated any applicable anti-corruption laws, Sanctions or any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
(b)No Loan Party, any of its Subsidiaries or, to the knowledge of such Loan Party, any of the affiliates or respective officers, directors, employees, brokers or agents of such Loan Party, such Subsidiary or affiliate is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions.
(c)No Loan Party, any of its Subsidiaries or, to the knowledge of such Loan Party, any of the affiliates or respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions or Anti-Terrorism Law.

(d)The Borrower (i) has and, to the knowledge of the Borrower, its Subsidiaries have, conducted their business in compliance with applicable anti-corruption laws, the USA PATRIOT Act, anti-terrorism laws and money laundering laws and (ii) has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 5.17Affected Financial Institution; Covered Entities. No Loan Party is an Affected Financial Institution. No Loan Party is a Covered Entity.
Section 5.18ERISA. Each Loan Party represents and warrants as of the Agreement Effective Date that such Loan Party is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments. As used in this Section, “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

ARTICLE 6

COVENANTS OF THE BORROWER

Each Loan Party covenants and agrees (for itself only, it being understood and agreed that none of the covenants or agreements of each Loan Party hereunder shall extend to any Subsidiary of any Loan Party, other than to the extent specified herein) that, so long as any portion of the Loans, any Note as may be issued hereunder, any Letter of Credit or any Commitment is outstanding:

Section 6.01Punctual Payment. Such Loan Party will duly and punctually pay or cause to be paid (a) the principal and interest on the Loans, and (b) the fees provided for in this Agreement.
Section 6.02Maintenance of Office. Each of OpCo and the Borrower will maintain its chief executive office at 700 Universe Boulevard, Juno Beach, Florida 33408-8801, or at such other place in the United States as OpCo or the Borrower shall designate by Notice to the Agent in accordance with Section 11.02.
Section 6.03Records and Accounts. Such Loan Party will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) to the extent deemed necessary or appropriate by such Loan Party, maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

Section 6.04Financial Statements, Certificates and Information. The Borrower will deliver to each Lender, which, for the purposes of this Section 6.04, may be made available electronically by the Borrower as provided in the final sentence of this Section 6.04:
(a)as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of NEE Partners or, to the extent that audited financial statements are available for OpCo, the consolidated balance sheet of NEE Partners or, if available, OpCo, and its subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year or year-end, as applicable, and all such consolidated statements to be prepared in accordance with generally accepted accounting principles, such consolidated statements to be audited and accompanied by a report and opinion of Deloitte & Touche LLP or by other independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. If applicable, the Agent, each Lender and the Issuing Banks hereby agree that the foregoing requirement shall be satisfied by delivery to each Lender of NEE Partners’ annual report on Form 10-K for the period for which such financial statements are to be delivered;
(b)for so long as audited financial statements of OpCo are not available, as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of OpCo, the unaudited consolidated balance sheet of OpCo as at the end of such year, and the related unaudited consolidated statements of income and consolidated statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year or year-end, as applicable, and all prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer, Treasurer or Assistant Treasurer of OpCo that (i) the information contained in such financial statements fairly presents the financial position of OpCo as of the end of such fiscal year and a written statement from the principal financial or accounting officer, Treasurer or Assistant Treasurer of OpCo to the effect that such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default (other than, if applicable, a potential Event of Default as a result of the failure to comply with the financial covenants set forth in Section 6.13 (provided that OpCo shall have delivered to the Agent a certificate of a Responsible Officer of OpCo certifying as to OpCo’s intention to exercise the Cure Right)), or, if such officer shall have obtained knowledge of any then-existing Default, he or she shall disclose in such statement any such Default; provided that such officer shall not be liable to the Agent, the Lenders or the Issuing Banks for failure to obtain knowledge of any Default and (ii) setting forth the OpCo Leverage Ratio, the OpCo Interest Coverage Ratio, the Borrower Leverage Ratio and the Borrower Interest Coverage Ratio in substantially the form of Exhibit G;

(c)as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of OpCo, copies of the unaudited consolidated balance sheet of OpCo as at the end of such quarter, and the related consolidated statements of income and consolidated statements of cash flows for the portion of the fiscal year to which they apply, all prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer, Treasurer or Assistant Treasurer of OpCo that the information contained in such financial statements fairly presents the financial position of OpCo as of the end of such quarter (subject to year-end adjustments) and a written statement from the principal financial or accounting officer, Treasurer or Assistant Treasurer of OpCo to the effect that (i) such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default (other than, if applicable, a potential Event of Default as a result of the failure to comply with the financial covenants set forth in Section 6.13 (provided that OpCo shall have delivered to the Agent a certificate of a Responsible Officer of OpCo certifying as to OpCo’s intention to exercise the Cure Right)), or, if such officer has obtained knowledge of any then-existing Default, he or she shall disclose in such statement any such Default; provided that such officer shall not be liable to the Agent, the Lenders or the Issuing Banks for failure to obtain knowledge of any Default and (ii) setting forth the OpCo Leverage Ratio, the OpCo Interest Coverage Ratio, the Borrower Leverage Ratio and the Borrower Interest Coverage Ratio in substantially the form of Exhibit G;
(d)contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by NEE Partners with the Securities and Exchange Commission;
(e)promptly after the commencement thereof, Notice of all actions and proceedings before any court, governmental agency or arbitrator of the type described in Section 5.06 to which any Loan Party is a party or its properties are subject; and
(f)from time to time such other financial data and information as the Agent, any Lender or any Issuing Bank may reasonably request, including, without limitation, information or certifications as may be required under the Beneficial Ownership Regulation, if applicable.
Reports or financial information required to be delivered pursuant to this Section 6.04 shall, to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission, be deemed to be delivered hereunder on the date of such filing, and may also be delivered electronically as provided in Section 11.02.
Section 6.05Default Notification. Each Loan Party will promptly provide Notice to the Agent regarding the occurrence of any Default of which the principal financial or accounting officer, Treasurer or Assistant Treasurer of such Loan Party has actual knowledge or notice.

Section 6.06Existence: Maintenance of Properties. Each Loan Party will do or cause to be done all things necessary to preserve and keep in full force and effect the its organizational existence (except as otherwise expressly permitted by Section 6.17), and will do or cause to be done all things commercially reasonable to preserve and keep in full force and effect its franchises; and each Loan Party will (a) cause all of its properties used and useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Loan Party may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 6.06 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of such Loan Party, as the case may be, desirable in the conduct of their business and does not in the aggregate materially adversely affect the business, properties or financial condition of the Loan Parties, taken as a whole; provided further that nothing in this Section 6.06 shall affect or impair in any manner the ability of the Loan Parties to sell or dispose of all or any portion of their property and assets (including, without limitation, their shares in any Subsidiary or all or any portion of the property or assets of any Subsidiary); and provided finally that, in the event of any loss or damage to this property or assets, each Loan Party shall only be obligated to repair, replace or restore any such property or assets if such Loan Party has determined that such repair, replacement or restoration is necessary or appropriate and any such repair, replacement and/or restoration may be effectuated by such Loan Party in such time period and in the manner it deems appropriate.
Section 6.07Taxes. Each Loan Party will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges that in the aggregate are not material to the business or assets of such Loan Party) imposed upon such Loan Party and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and, to the extent that such Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; and provided further that such Loan Party will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
Section 6.08Visits by Lenders. Each Loan Party shall permit the Lenders, through the Agent or any Lender’s other designated representatives, to visit the properties of such Loan Party and to discuss the affairs, finances and accounts of such Loan Party with, and to be advised as to the same by, its officers, upon reasonable Notice and all at such reasonable times and intervals as the Agent and any Lender may reasonably request.

Section 6.09Compliance with Laws, Contracts, Licenses, and Permits. Each Loan Party will comply with (a) the laws and regulations applicable to such Loan Party (including, without limitation, ERISA) wherever its business is conducted, (b) the provisions of its charter documents and by-laws or other constituent documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all decrees, orders, and judgments applicable to such Loan Party, except where in any such case the failure to comply with any of the foregoing would not have a Material Adverse Effect. If at any time while any portion of the Loans, any Note as may be issued hereunder, any Letter of Credit or any Commitment is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required in order that any Loan Party may fulfill any of its obligations hereunder or under any other Loan Document, each Loan Party will promptly take or cause to be taken all reasonable steps within the power of such Loan Party to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.
Section 6.10Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans and the Letters of Credit solely for the purposes described in Section 5.12.
Section 6.11Covenant to Give Security.
(a)No Loan Party shall form or acquire any Subsidiary that is not (i) a Project Company or (ii) a Subsidiary that is to become a Project Company.
(b)Upon the acquisition of any property by any Loan Party (other than property consisting of a Person that is a CFC, any CFC, a Subsidiary that is held directly or indirectly by a CFC or a Project Company or is to become a Project Company, or a Project Company), if such property shall not already be subject to a perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties (subject, however, to any Permitted Liens), the applicable Loan Party, in the case of clause (i) below shall, and, in the case of clauses (ii) through (v) below, shall upon the reasonable request of the Agent, at its own expense:
(i)within 30 days after such acquisition, furnish to the Agent a description of the property so acquired in detail reasonably satisfactory to the Agent,
(ii)within 45 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, intellectual property security agreements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)within 45 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Agent to vest in the Agent for the benefit of the Secured Parties valid and subsisting Liens on such property, enforceable against all third parties (subject, however, to Permitted Liens),
(iv)within 60 days after such acquisition, deliver to the Agent, upon the reasonable request of the Agent, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Agent may reasonably request, and
(v)as promptly as practicable after any acquisition of a real property, deliver, upon the reasonable request of the Agent, to the Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Agent, provided, however, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Agent;
provided, that, notwithstanding anything contained in this Agreement to the contrary, no mortgage or equivalent security document shall be executed and delivered with respect to any real property unless and until each Lender has received, at least twenty (20) Business Days prior to such execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction; provided, further, that the foregoing time periods in this Section 6.11(b) shall be extended for so long as any Lender or Lenders shall have failed to confirm that such Lender or Lenders has completed its flood insurance due diligence and flood insurance compliance to its satisfaction.
(c)At any time upon reasonable request of the Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may deem necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, intellectual property security agreements and other security and pledge agreements.
Section 6.12Maintenance of Insurance. Each Loan Party shall, if such Loan Party owns any assets or property other than cash, Cash Equivalents, bank accounts or Equity Interests, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates and, in connection with any mortgage or equivalent instrument delivered pursuant to Section 6.11(b)(ii) with respect to any real property acquired by any Loan Party after the Agreement Effective Date, flood insurance in such total amount as the Agent may reasonably require, if on the date of acquisition of such real property the area in which any improvements located thereon is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, together with confirmation that the applicable Loan Party has received the notice required pursuant to Section 208.25(f)(1) of Regulation H; provided, however, that any Loan Party may self-insure (which may include the establishment of reserves, allocation of resources, establishment of credit facilities and other similar arrangements) to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates and to the extent consistent with prudent business practice.
Section 6.13Financial Covenants.
(a)OpCo will not:
(i)OpCo Interest Coverage Ratio. Permit the OpCo Interest Coverage Ratio for the most recently completed Measurement Period to be less than 1.75 to 1.0.
(ii)OpCo Leverage Ratio. Permit the OpCo Leverage Ratio for the most recently completed Measurement Period to be greater than 5.5 to 1.0; provided that, notwithstanding anything herein to the contrary, when calculating the OpCo Leverage Ratio, OpCo Funded Debt shall not include Equity-Preferred Securities of OpCo or any of its Subsidiaries; provided further that the aggregate amount of Equity-Preferred Securities of OpCo to be excluded from OpCo Funded Debt for the purposes hereof shall not exceed fifteen percent (15%) of Total Capitalization of OpCo as of the date of any determination thereof. Notwithstanding anything herein to the contrary, when calculating the OpCo Leverage Ratio, the Swap Termination Value of all Swap Contracts then outstanding shall be excluded from the calculation of OpCo Funded Debt.
(b)The Borrower will not:
(i)Borrower Interest Coverage Ratio. Permit the Borrower Interest Coverage Ratio for the most recently completed Measurement Period to be less than 1.75 to 1.0.
(ii)Borrower Leverage Ratio. Permit the Borrower Leverage Ratio for the most recently completed Measurement Period to be greater than 5.5 to 1.0; provided that notwithstanding anything herein to the contrary, when calculating the Borrower Leverage Ratio, Borrower Funded Debt shall not include Equity-Preferred Securities of the Borrower or any of its Subsidiaries; provided further that the aggregate amount of Equity-Preferred Securities to be excluded from Borrower Funded Debt for the purposes hereof shall not exceed fifteen percent (15%) of Total Capitalization of the Borrower as of the date of any determination thereof. Notwithstanding anything herein to the contrary, when calculating the Borrower Leverage Ratio, the Swap Termination Value of all Swap Contracts then outstanding shall be excluded from the calculation of Borrower Funded Debt.

Section 6.14Indebtedness. No Loan Party will create, incur, assume or suffer to exist any Funded Debt, except:
(a)Funded Debt under the Loan Documents;
(b)Funded Debt outstanding on the Agreement Effective Date and listed on Schedule 6.14(b) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Funded Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Funded Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Funded Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Funded Debt does not exceed the then applicable market interest rate (“Permitted Refinancing Indebtedness”);
(c)in the case of the Loan Parties, or any of them, Obligations in respect of any Cash Management Agreement;
(d)[Reserved];
(e)in the case of the Loan Parties, or any of them, additional Funded Debt (not otherwise permitted pursuant to any of the other clauses of this Section 6.14 and in addition to additional Funded Debt that may be incurred pursuant to Section 2.14) (“Third-Party Provided Funded Debt”), provided that after giving effect to such Third-Party Provided Funded Debt, which Third-Party Provided Funded Debt shall be no more senior than pari passu in priority of payment and security with the Loans, OpCo and the Borrower shall be in compliance with each of the covenants set forth in Section 6.13 (for avoidance of doubt, (i) such Third-Party Provided Funded Debt may, except as expressly contemplated in this subclause (e), be subject to such other terms and conditions (e.g. tenor, repayment, interest rate, covenants and other terms and conditions) as the applicable Loan Party may elect (whether or not such terms and conditions are the same for the Loans), and (ii) notwithstanding any provision hereof to the contrary, Third-Party Provided Funded Debt shall include Swap Contracts that otherwise meet the requirements of Section 6.14(f));
(f)Obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and
(g)to the extent constituting Funded Debt, obligations arising under the Cash Sweep and Credit Support Agreement and the Management Services Agreement.

Section 6.15Liens. No Loan Party will create any Lien upon or with respect to any of its properties, or assign any right to receive income, in each case to secure or provide for the payment of any debt of any Person, other than:
(i)purchase money liens or purchase money security interests upon or in any property acquired by such Loan Party in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;
(ii)Liens existing on property acquired by any Loan Party at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;
(iii)Liens securing Funded Debt recourse for which is limited to specific assets of such Loan Party, created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;
(iv)the replacement, extension or renewal of any Lien permitted by clauses (i) through (iii) of this Section 6.15 upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the indebtedness secured thereby;
(v)Liens upon or with respect to margin stock;
(vi)(a) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security; (b) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money) or leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of like general nature in the ordinary course of business; (c) Liens for property taxes not delinquent and Liens for taxes which in good faith are being contested or litigated and, to the extent that a Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of sixty (60) days or more or which are in good faith being contested or litigated and, to the extent that a Loan Party deems necessary, such Loan Party shall have set aside on its books adequate reserves with respect thereto; and (e) other matters described in Schedule 5.03 (the “Permitted Liens”);
(vii)Liens in favor of all of the Secured Parties created or required to be created by the Loan Documents;
(viii)To the extent constituting liens, the rights of the parties to the Cash Sweep and Credit Support Agreement and the Management Services Agreement to borrow cash from OpCo and the Borrower;

(ix)Subject to the provisions of Section 6.14(e), Liens securing Third-Party Provided Funded Debt that rank no more senior than pari passu with all outstanding Loans; provided that each holder of Third-Party Provided Funded Debt (or an authorized representative or agent acting on its behalf, shall have become a party to the Intercreditor Agreement pursuant to a joinder to the Intercreditor Agreement in the form of Exhibit J attached hereto; and provided further, that, as of the date of incurrence of any Third-Party Provided Funded Debt, and after giving effect thereto, the aggregate principal amount of all Funded Debt of the Loan Parties then outstanding that is secured by Liens granted by the Loan Parties, or any of them, shall not exceed the greater of (a) $2 billion, and (b) the amount that would cause the OpCo Leverage Ratio to exceed 4.0:1.0; and
(x)In the case of OpCo and the Borrower, any other Liens or security interests (other than Liens or security interests described in clauses (i) through (ix) of this Section 6.15), if the aggregate principal amount of the indebtedness secured by all such Liens and security interests (without duplication) does not in the aggregate exceed at any one time outstanding the greater of (i) US$10,000,000 and (ii) 0.25% of Total Assets as of the end of the most recently completed Measurement Period;
provided that the aggregate principal amount of the indebtedness secured by the Liens described in clauses (i) through (iii) of this Section 6.15, inclusive, shall not exceed the greater of the aggregate fair value, the aggregate purchase price or the aggregate construction cost, as the case may be, of all properties subject to such Liens.
Section 6.16Investments. No Loan Party will make or hold any Investments, except:
(a)Investments held by the Loan Parties in the form of cash and Cash Equivalents;
(b)advances to officers, directors and employees of the Loan Parties in an aggregate amount not to exceed US$2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Investments by any Loan Party in another Loan Party; and
(ii)Investments by any Loan Party in (A) a Subsidiary owned, in whole or in part, by it on the Agreement Effective Date, plus (B) Investments that would be permitted by Section 6.16(g), plus (C) any other Investments by the Loan Parties in their respective Subsidiaries, provided, that for any Investment in an amount of $100,000,000 or more made in accordance with this clause (C), after giving Pro Forma Effect to such Investments, OpCo and the Borrower shall be in compliance with each of the covenants set forth in Section 6.13;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;
(e)to the extent constituting Investments and Guarantees permitted by Section 6.14;
(f)Investments existing on the date hereof (without duplication of those referred to in Section 6.16(c)) and set forth on Schedule 6.16(f));
(g)the purchase or other acquisition of all or any portion of the Equity Interests in, or the purchase of all or substantially all of the property of, any Person that, upon the consummation thereof, such Equity Interest and/or property will be owned directly or indirectly by the Borrower or one or more of the other Loan Parties (including as a result of a merger or consolidation with another Loan Party); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.16(g):
(i)the Loan Parties shall comply with the requirements of Section 6.11, to the extent applicable;
(ii)the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or otherwise comprising a “clean energy” business, including, without limitation, pipeline, transmission, nuclear, oil and gas, shale gas, clean coal and regulated utilities in the clean energy sector (or otherwise permitted by Section 6.20);
(iii)immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and OpCo and the Borrower shall be in Pro Forma Compliance with all of the covenants set forth in Section 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.04(a), (b) or (c), and OpCo shall deliver to the Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller demonstrating such compliance calculations for this clause (iii) in reasonable detail; and
(iv)the Borrower shall have delivered to the Agent and each Lender, solely with respect to the consummation of any Acquisition for an amount of US$100,000,000 or more, at least one (1) Business Day prior to the date on which any such Acquisition is to be consummated (provided that if no Borrowing will be made in connection with such Acquisition, the Borrower shall deliver to the Agent and each Lender the following certificate no later than thirty (30) days following the closing date of such Acquisition), a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(h)to the extent (if any) constituting an Investment, Swap Contracts permitted by Section 6.14; and

(i)so long as no Default has occurred and is continuing or would result from such Investment, any other Investments (other than Investments described in clauses (a) through (h) above) made since the Agreement Effective Date in an aggregate amount, outstanding at any time, not to exceed the greater of (i) US$350,000,000 and (ii) 2.00% of Total Assets (which shall be measured as of the date such Investment is made and shall take into account any Investment previously or concurrently made pursuant to this clause (i) and then held as of such date), provided that, in each case, none of the Loan Parties shall create or acquire any Subsidiary that is not a Project Company.
Section 6.17Fundamental Changes. No Loan Party will merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, the Borrower may dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to OpCo. The Borrower will not reorganize under the laws of any jurisdiction other than the United States of America.
Section 6.18Dispositions. No Loan Party will make any Disposition except:
(a)Dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)[Reserved];
(e)Dispositions permitted by Sections 6.17 or 6.19;
(f)Dispositions by a Loan Party not otherwise permitted under this Section 6.18; provided that, (i) no Default has occurred and is continuing at the time of and immediately after giving effect to such Disposition and (ii) only if the relevant Disposition is in excess of US$25,000,000, after giving Pro Forma Effect to such Disposition, OpCo and the Borrower shall be in Pro Forma Compliance with all of the covenants set forth in Section 6.13, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.04(a), (b) or (c) and provided further that after giving effect to any such Disposition of less than 100% of the Equity Interests of any Project Company, the Borrower shall retain Control of such Project Company;
(g)Disposition of cash or Cash Equivalents;

(h)Dispositions of property, or issuances of its Equity Interests, by the Borrower to OpCo; and
(i)Dispositions by the Borrower of indebtedness of OpCo held by the Borrower (including the instruments evidencing such indebtedness), in each case, in satisfaction and discharge of such indebtedness or so much thereof as is equal to the amount thereof so distributed to OpCo;
provided, however, that any Disposition pursuant to this Section 6.18 shall be for fair market value; and provided further, however, notwithstanding anything herein to the contrary, the Loan Parties shall, at any time, be permitted to Dispose of any direct or indirect interest any of them may have in any of the entities listed on Schedule 6.18 hereto, so long as such entities hold no material assets (other than their ownership interests in their respective Subsidiaries, which, prior to such Disposition, will be transferred to another entity that is directly or indirectly owned by one of the Loan Parties) and conduct no material operations.
Section 6.19Restricted Payments. No Loan Party will make, directly or indirectly, any Restricted Payment, except that:
(a)the Borrower may make Restricted Payments to OpCo, or to any other Person that owns a direct Equity Interest in such Loan Party, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;
(b)each Loan Party may declare and make distributions payable solely in the common stock or other common Equity Interests (including any Tracking Interests) of such Person;
(c)each Loan Party may purchase, redeem or otherwise acquire its common Equity Interests (including any Tracking Interests) with the proceeds received from the substantially concurrent issue of new common Equity Interests (including any Tracking Interests);
(d)OpCo may declare and pay distributions in cash or Cash Equivalents to NEE Partners in an amount necessary to permit NEE Partners to pay reasonable and customary organization and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, umbrella insurance costs, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business);
(e)each Loan Party may issue common Equity Interests (including any Tracking Interests) to a Loan Party, in each case that is its direct parent;
(f)so long as no Default has occurred and is continuing or would result from such Restricted Payment, OpCo may declare and pay distributions in cash or Cash Equivalents; provided that immediately after giving pro forma effect to such distribution, OpCo and the Borrower shall be in compliance with all of the covenants set forth in Section 6.13;
(g)OpCo may declare and pay distributions in cash or Cash Equivalents to NEE Partners up to the amount necessary to permit NEE Partners to pay franchise fees or similar taxes and fees required to maintain its existence;

(h)to the extent constituting a Restricted Payment, the Loan Parties may make payments of Fees as required pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement;
(i)to the extent constituting a Restricted Payment and so long as no Default has occurred and is continuing or would result from such Restricted Payment, each Loan Party may make Restricted Payments (other than the payments permitted in paragraph (h) above) as required pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement;
(j)the Loan Parties may return to NEER or any of its Affiliates any excess cash that is no longer required to be maintained by Genesis Solar Funding, LLC in a debt service reserve account under the terms of any third-party debt financing; and
(k)Distributions to the extent permitted in Section 6.18(h).
Section 6.20Change in Nature of Business. No Loan Party will engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the Agreement Effective Date or any business substantially related or incidental thereto, or otherwise comprising a “clean energy” business, including, without limitation, pipeline, transmission, nuclear, oil and gas, shale gas, clean coal and regulated utilities in the clean energy sector, or permit the Project Companies, taken as a whole, to do so; provided that the Loan Parties and the Project Companies may engage in other lines of business so long as the assets comprising such other lines of business do not in the aggregate exceed five percent (5%) of Total Assets (measured as of the date such assets are acquired or created, or the date such Person has agreed to purchase such assets).
Section 6.21Transactions with Affiliates. No Loan Party will consummate any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than:
(a)on fair and reasonable terms substantially at least as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate thereof;
(b)a transaction between one or more Loan Parties;
(c)any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by a Loan Party and approved by a Responsible Officer of such Loan Party in good faith;
(d)any issuance of Equity Interests of a Loan Party;
(e)Restricted Payments that do not violate the provisions of Section 6.19;
(f)payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by a Responsible Officer of such Loan Party in good faith;

(g)the existence of, or the performance by a Loan Party of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Agreement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by such Loan Party of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Agreement Effective Date shall only be permitted by this Section 6.21(g)  to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than those such agreements to which the Loan Parties are party as of Agreement Effective Date;
(h)transactions required or permitted pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement; or
(i)Investments in Subsidiaries that do not violate Section 6.16.
Section 6.22Burdensome Agreements. No Loan Party will enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document or, so long as any such obligations in respect of Restricted Payments or Liens as may be included in any Additional Senior Debt Agreement are no more restrictive than the similar obligations contained herein, any such Additional Senior Debt Agreement) that limits the ability (i) of any other Loan Party to make Restricted Payments to OpCo or to otherwise transfer property to or invest in OpCo, except for any agreement in effect on the date hereof and set forth on Schedule 6.22 or (ii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.
Section 6.23Employee Benefit Plans. No Loan Party will:
(a)engage in any non-exempt “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or its ERISA Affiliates; or
(b)permit any Guaranteed Pension Plan sponsored by the Borrower or its ERISA Affiliates to fail to meet the minimum funding standards described in §302 and §303 of ERISA, whether or not such deficiency is or may be waived; or
(c)fail to contribute to any Guaranteed Pension Plan sponsored by the Borrower or its ERISA Affiliates to an extent which, or terminate any Guaranteed Pension Plan sponsored by the Borrower or its ERISA Affiliates in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Loan Party or any of its Subsidiaries pursuant to §303(k) or §4068 of ERISA; or
(d)permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001(a)(16) of ERISA) of Guaranteed Pension Plans sponsored by the Borrower or its ERISA Affiliates exceeding the value of the aggregate assets of such plans, disregarding for this purpose the benefit liabilities and assets of any such plans with assets in excess of benefit liabilities, by more than the amount set forth in Section 5.11(c). For purposes of this covenant, poor investment performance by any trustee or investment management of a Guaranteed Pension Plan shall not be considered as a breach of this covenant.

Section 6.24Compliance with Anti-Terrorism Regulations. The Loan Parties will not:
(a)Violate any applicable anti-corruption laws, Sanctions or any Anti-Terrorism Laws or engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
(b)Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) in violation of applicable anti-corruption laws, the USA PATRIOT Act, anti-terrorism laws or money laundering laws (y) to fund any activities or business of or with any Person, or in any country, region or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (z) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Joint Lead Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).
(c)Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or Anti-Terrorism Law, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
Section 6.25Amendments of Organization Documents. No Loan Party will amend any of its Organization Documents, other than amendments that do not, taken as a whole, have a Material Adverse Effect.
Section 6.26Accounting Changes. No Loan Party will make any change (a) in accounting policies or reporting practices, except as required by generally accepted accounting principles, or (b) to its fiscal year.

Section 6.27Prepayments, Etc. of Indebtedness. No Loan Party will prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any unsecured Funded Debt (other than Funded Debt permitted pursuant to the provisions of Section 6.14(e)), junior Lien Funded Debt or any Funded Debt which is contractually subordinated to the Obligations, except (a) regularly scheduled payments of principal and interest in respect of such Funded Debt in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Funded Debt was issued or incurred or any subordination agreement in respect of such Funded Debt (provided that such regularly scheduled payments of principal shall not exceed 1.00% per annum of the aggregate principal amount of such Funded Debt), (b) prepayments and repayments of such Funded Debt made from cash of OpCo that at such time would be permitted to be distributed to NEE Partners pursuant to Section 6.19(f), (c) prepayments and repayments of such Funded Debt made with the proceeds of Permitted Refinancing Indebtedness in respect thereof, (d) payments of amounts due and payable under Swap Contracts or under the Cash Sweep and Credit Support Agreement and (e) other prepayments, repayments, redemptions or similar transactions in an amount not to exceed the greater of (i) US$175,000,000 and (ii) 1.00% of Total Assets (which shall be measured as of the date such transaction is consummated and shall take into account any transaction previously or concurrently consummated pursuant to this clause (e)).
Section 6.28Amendment, Etc. of Indebtedness. No Loan Party will amend, modify or change in any manner any term or condition of any Funded Debt set forth in Schedule 6.14(b), except for any refinancing, refunding, renewal or extension thereof permitted by Section 6.14 (b), in a manner materially adverse to the interests of the Agent, any Lender or any Secured Party in their capacity as such, taken as a whole.
Section 6.29Sales and Lease-Backs. No Loan Party will become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party has sold or transferred or is to sell or to transfer to any other Person.
Section 6.30Unrestricted Project Companies. The Borrower will not cause or permit any Unrestricted Project Companies to (a) create, incur, assume or suffer to exist any Funded Debt or (b) create any Lien upon or with respect to any of its properties, or assign any right to receive income, in each case to secure or provide for the payment of any debt of any Person.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.01Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the following conditions precedent, each of which shall have been met or performed in the reasonable opinion of the Agent:

(a)Execution of the Agreement. This Agreement (and any Notes that are to be provided by the Borrower if one or more Lenders have, as of the Agreement Effective Date, requested Notes to be issued pursuant to Section 2.10) shall have been duly executed and delivered by the respective Parties hereto and thereto; provided that no Note shall be issued to any Lender hereunder unless specifically requested by such Lender in writing to the Borrower.
(b)Documents. The Agent shall have received the following:
(i)The U.S. Security Agreement, duly executed by the Borrower and OpCo, together with evidence that all actions, recordings and filings that the Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the U.S. Security Agreement has been taken;
(ii)The NEE Partners Guaranty, duly executed by NEE Partners; and
(iii)The Intercreditor Agreement, duly executed by the Collateral Agent and each other party thereto.
(c)Corporate Action. All corporate action necessary for the valid execution, delivery and performance by each Loan Party and NEE Partners of this Agreement, any other Loan Document to which they are a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders and the Issuing Banks shall have been provided by the Loan Parties to the Agent.
(d)Incumbency Certificates. Each Loan Party and NEE Partners shall have provided an incumbency certificate to the Agent, each such certificate being dated as of the Agreement Effective Date, signed by their respective duly authorized officers, and giving the name and bearing a specimen signature of each individual who shall be authorized: (1) to sign in the name and on behalf of such Loan Party or NEE Partners, as applicable each of the Loan Documents to which it is a party (2) in the case of the Borrower, to make requests for Borrowings and Interest Rate Notices, and (3) to give notices and to take other action on its behalf under the Loan Documents.
(e)Solvency Certificates. The Agent shall have received certificates attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated hereby, from its chief financial officer, in form and substance reasonably acceptable to the Agent and the Lenders.
(f)Borrower’s Certificate. The Agent shall have received the Borrower’s executed certificate (dated as of the Agreement Effective Date) substantially in the form of Exhibit C.
(g)Opinion of Counsel. The Agent shall have received a favorable opinion addressed to the Lenders, the Issuing Banks and the Agent, dated as of the Agreement Effective Date, in form and substance reasonably acceptable to the Agent and the Lenders, from Squire Patton Boggs (US) LLP, counsel to the Loan Parties (and each Loan Party hereby instructs such counsel to deliver such opinion to the Agent for the Lenders, the Issuing Banks and the Agent).
(h)No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender or any Issuing Bank would make it illegal for such Lender to make any Loan or any Issuing Bank to issue any Letters of Credit.

(i)Governmental Regulation. Each Lender and each Issuing Bank shall have received such statements in substance and form reasonably satisfactory to such Lender or such Issuing Bank as such Lender or such Issuing Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Federal Reserve Board, including, without limitation, applicable “know your customer” requirements and the Beneficial Ownership Regulation, if applicable.
(j)Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and the Issuing Banks and to counsel for the Agent, and the Lenders, the Issuing Banks and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.
(k)Payment of Fees and Expenses. The Borrower shall have paid all accrued fees and expenses of the Agent (including the accrued fees and expenses of counsel to the Agent) and the up-front fees then payable to the Lenders.
Section 7.02Each Loan. The obligation of each Lender to make each Loan pursuant to Section 2.01 herein is subject to the following conditions precedent, each of which shall have been met or performed by the Borrowing Date with respect to each such Loan:
(a)Borrowing Notice. The Borrower shall have delivered the relevant Borrowing Notice to the Agent as provided for in Section 2.02.
(b)No Default. No Default shall have occurred and be continuing or will occur upon the making of the Loan on such Borrowing Date.
(c)Representations. Each of the representations and warranties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); provided that to the extent that any representation or warranty is qualified by materiality, “Material Adverse Effect” or similar qualifier, it shall be true and correct in all respects.
(d)Material Project Companies. (i) No Material Project Company shall be in default under Section 8.01(e) and (ii) no Material Project Company shall be the subject of any Insolvency Proceeding.
Section 7.03Each Letter of Credit. The obligation of each Issuing Bank to issue any Letter of Credit pursuant to Section 3.01 herein is subject to the following conditions precedent, each of which shall have been met or performed by the proposed date of issuance of such Letter of Credit:

(a)Request for Issuance. The Borrower shall have delivered to the applicable Issuing Bank the written request of such Letter of Credit provided for in Section 3.02(a).
(b)No Default. No Default shall have occurred and be continuing or will occur upon the date of issuance of such Letter of Credit.
(c)Representations. Each of the representations and warranties contained in this Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects (or, to the extent that any such representation or warranty is already qualified by materiality, in all respects) as of the time of the issuance of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
(d)Material Project Companies. (i) No Material Project Company shall be in default under Section 8.01(e) and (ii) no Material Project Company shall be the subject of any Insolvency Proceeding.
Section 7.04Determinations Under Section 7.01. For purposes of determining compliance with the conditions specified in Section 7.01, each Lender and each Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders and the Issuing Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender or such Issuing Bank prior to the date that the Borrower, by notice to the Agent, the Issuing Banks and the Lenders, designates as the proposed Agreement Effective Date, specifying its objection thereto. The Agent shall promptly notify the Issuing Banks and the Lenders of the occurrence of the Agreement Effective Date.
ARTICLE 8
EVENTS OF DEFAULT, ACCELERATION, ETC.
Section 8.01Events of Default and Acceleration. The following events shall constitute “Events of Default” for purposes of this Agreement:
(a)the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or
(b)the Borrower shall fail to pay any interest on any Loan, any fees or other sums due hereunder or under any of the other Loan Documents, for a period of five (5) Business Days following the date when the same become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(c)(i) any Loan Party shall fail to perform any term, covenant or agreement contained in Section 6.05, Section 6.06 (but only as to corporate existence), Section 6.10, Section 6.11, Section 6.13 through 6.30, inclusive, or, for so long as NEE Partners has any obligations pursuant to the NEE Partners Guaranty, NEE Partners shall fail to perform any term, covenant or agreement contained in Article IV of the NEE Partners Guaranty or (ii) any Loan Party shall fail to perform any term covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8.01) for thirty (30) days after Notice of such failure has been given to the Borrower by the Agent or any Lender; or
(d)any representation or warranty of any Loan Party in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement, or for so long as NEE Partners has obligations pursuant to the NEE Partners Guaranty any representation or warranty of NEE Partners in the NEE Partners Guaranty, shall prove to have been false in any material respect upon the date when made or deemed to have been made by the terms of this Agreement; or
(e)any Loan Party, NEE Partners (if the NEE Partners Guaranty is in effect) or, subject to the proviso below, any Material Project Company, shall default in the payment when due of any principal of or any interest on any Funded Debt aggregating US$100,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Funded Debt, in an aggregate amount of US$100,000,000 or more, for such period of time as would permit (assuming the giving of appropriate notice or the lapse of time if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, unless such failure shall have been cured by such Loan Party, NEE Partners or such Material Project Company, as the case may be, or effectively waived by such holder or holders, provided that no Event of Default shall result under this paragraph (e) from an event or circumstance limited to a Material Project Company unless, as result thereof and giving Pro Forma Effect thereto, the Borrower or OpCo would be in violation of Section 6.13, provided further, that no Event of Default shall result under this paragraph (e) from an event or circumstance under the Cash Sweep and Credit Support Agreement until NEER shall have initiated or participated in legal proceedings to enforce its right to payment under the Cash Sweep and Credit Support Agreement; or
(f)any Loan Party, NEE Partners (if the NEE Partners Guaranty is in effect) or, subject to the proviso below, any Material Project Company shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person, or of all or a substantial part of the assets of such Person, (2) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (7) take any corporate action for the purpose of effecting any of the foregoing; provided that no Event of Default shall result under this paragraph (f) from an event or circumstance limited to a Material Project Company unless, as result thereof and giving Pro Forma Effect thereto, the Borrower or OpCo would be in violation of Section 6.13; or

(g)without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of any Loan Party, NEE Partners (if the NEE Partners Guaranty is in effect) or, subject to the proviso below, any Material Project Company: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts unless such proceeding is contested in good faith by such Person; and, if the proceeding is being contested in good faith by such Person, the same shall continue undismissed, or unstayed and in effect, for any period of ninety (90) consecutive days, or an order for relief against such Person shall be entered in any involuntary case under the Bankruptcy Code; provided that no Event of Default shall result under this paragraph (g) from an event or circumstance limited to a Material Project Company unless, as result thereof and giving Pro Forma Effect thereto, the Borrower or OpCo would be in violation of Section 6.13; or
(h)there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Loan Party or, NEE Partners (if the NEE Partners Guaranty is in effect) that, with other then undischarged, unsatisfied and unstayed, outstanding final judgments against such Loan Party, as the case may be, exceeds in the aggregate US$100,000,000; or
(i)any of the Loan Documents or the NEE Partners Guaranty (other than to the extent provided therein) shall be canceled, terminated, revoked or rescinded by any applicable Loan Party or NEE Partners, respectively, other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of all Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the NEE Partners Guaranty (other than to the extent provided therein) shall be commenced by or on behalf of any applicable Loan Party, or NEE Partners, respectively, or any of their stockholders, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or the NEE Partners Guaranty is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j)(i) with respect to any Guaranteed Pension Plan, (A) an ERISA Reportable Event shall have occurred; (B) an application for a minimum funding waiver shall have been filed; (C) a notice of intent to terminate such plan pursuant to Section 4041(a)(2) of ERISA shall have been issued; (D) a lien under Section 303(k) of ERISA shall be imposed; (E) the PBGC shall have instituted proceedings to terminate such plan; (F) the PBGC shall have applied to have a trustee appointed to administer such plan pursuant to Section 4042 of ERISA; or (G) any event or condition that constitutes grounds for the termination of, or the appointment of a trustee to administer, such plan pursuant to Section 4042 of ERISA shall have occurred or shall exist, provided that with respect to the event or condition described in Section 4042(a)(4) of ERISA, the PBGC shall have notified the Borrower or any ERISA Affiliate that it has made a determination that such plan should be terminated on such basis; or (ii) with respect to any Multiemployer Plan, the Borrower or any ERISA Affiliate shall incur liability as a result of a partial or complete withdrawal from such plan or the reorganization, insolvency or termination of such plan; and, in the case of each of (i) or (ii), the Majority Lenders shall have determined in their reasonable discretion that such events or conditions, individually or in the aggregate, reasonably could be expected likely to result in liability of the Borrower in an aggregate amount exceeding US$100,000,000; or
(k)there shall occur any Change of Control; or
(l)any Security Document after delivery thereof pursuant to Section 7.01 or 6.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.15) on the Collateral purported to be covered thereby.
Notwithstanding anything to the contrary contained in this Article 8, in the event that OpCo or the Borrower fails to comply with the requirements of Section 6.13, until the expiration of the tenth (10th) day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 6.04(b) or (c) (the period from such failure to comply to such tenth (10th) day, the “Cure Period”), OpCo or the Borrower shall have the right to receive cash contributions to the capital of OpCo or the Borrower, as applicable (collectively, the “Cure Right”), and upon the receipt by OpCo or the Borrower, as applicable, of such cash (the “Cure Amount”) pursuant to the exercise by OpCo or the Borrower of such Cure Right compliance with the covenants set forth in Section 6.13 shall be recalculated giving effect to the following pro forma adjustments:
(i)Adjusted Covenant Cash Flow of OpCo or the Borrower, as applicable, shall be increased, solely for the purpose of measuring compliance with Section 6.13 by an amount equal to the Cure Amount; and
(ii)if, after giving effect to the foregoing recalculations, OpCo or the Borrower, as applicable, shall then be in compliance with the requirements of Section 6.13, OpCo or the Borrower, as applicable, shall be deemed to have satisfied the requirements of Section 6.13 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13 that had occurred shall be deemed cured for the purposes of this Agreement.
Notwithstanding anything herein to the contrary, (a) in each Measurement Period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.13 as of the relevant date of determination and (c) for the initial Measurement Period with respect to which such equity cure was made, the increase in Adjusted Covenant Cash Flow of OpCo or the Borrower, as applicable, resulting from the exercise of the Cure Right shall be disregarded for purposes of determining the availability or amount of any covenant baskets and, for the purposes of determining compliance with any covenants that require pro forma compliance with Section 6.13, shall not result in any pro forma increase in cash or debt reduction except to the extent such proceeds are actually applied to prepay indebtedness. For the avoidance of doubt, the increase in Adjusted Covenant Cash Flow of OpCo or the Borrower, as applicable, resulting from the exercise of the Cure Right shall not be disregarded in any period subsequent to the initial Measurement Period, for any of the purposes described in clause (c).
Section 8.02Lenders’ Remedies. Upon the occurrence of any Event of Default, for so long as same is continuing, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders, by Notice to the Borrower, take any or all of the following actions:
(a)declare the Commitment of each Lender to make Loans and any obligation of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize its L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.
Section 8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 4.09 and 4.10, and subject to the further provisions below be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 4) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the respective Issuing Banks arising under the Loan Documents and amounts payable under Article 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 4.09; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;
provided that the application of the proceeds of Collateral shall be governed by the provisions of the Intercreditor Agreement.
Subject to Section 4.09, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (i) Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be and (ii) any amounts received on account of the Obligations shall not be applied to any Excluded Swap Obligation of such Loan Party. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 9

CONTINUING GUARANTY

Section 9.01Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of each other Loan Party to the Guaranteed Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof). The Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 9.02Rights of Guaranteed Parties. The Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent, the Issuing Banks and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

Section 9.03Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of any other Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any other Loan Party; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any other Loan Party; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties; (h) any defense relating to the amendment or waiver of the term of any guaranteed Obligation; and (i) any defense arising under any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed Obligation. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
Section 9.04Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any other Loan Party or any other person or entity is joined as a party.
Section 9.05Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.
Section 9.06Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any other Loan Party or the Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
Section 9.07Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of the other Loan Parties owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the other Loan Parties to the Guarantor as subrogee of the Guaranteed Parties or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.

If the Guaranteed Parties so request, any such obligation or indebtedness of the other Loan Parties to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.
Section 9.08Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Guarantor or any other Loan Party under any debtor relief laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Guaranteed Parties.
Section 9.09Condition of Loan Parties. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each other Loan Party and any other guarantor such information concerning the financial condition, business and operations of such other Loan Party and any such other guarantor as the Guarantor requires, and that none of the Guaranteed Parties has any duty, and the Guarantor is not relying on the Guaranteed Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any other Loan Party or any other guarantor (the Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
Section 9.10Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 9 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE 10
THE AGENT
Section 10.01Appointment and Authority.
(a)Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and except as otherwise provided herein, the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “the Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoint and authorize the Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 10.02 Rights as a Lender, Issuing Bank. The Person serving as the Agent hereunder shall have the same rights and powers when acting in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank, and may exercise such rights and powers as though it were not the Agent, and the term “Lender,” “Lenders,” “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 10.03 Exculpatory Provisions.
(a)The duties and obligations of the Agent are only as expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Proceedings or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Proceedings; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Borrower’s affiliates that is communicated to or obtained by the Person serving as the Agent or any of its affiliates in any capacity.
(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until Notice describing such Default is given to the Agent by the Borrower, a Lender or an Issuing Bank.
(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 10.04 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon (provided that the foregoing is not intended to be construed or to operate in derogation of the Notice requirements in Section 11.02). In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.05 Indemnification. The Lenders agree to indemnify the Agent and each Issuing Bank (to the extent not reimbursed under Section 11.03 and Section 11.04, but without limiting the obligations of the Loan Parties under said Sections, and ratably in accordance with its respective Commitment) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted (including by any Lender) against the Agent or such Issuing Bank, as the case may be, arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 11.03 and Section 11.04 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence, bad faith or willful misconduct of the party to be indemnified, as determined by a court of competent jurisdiction by a final and nonappealable judgment.
Section 10.06 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The exculpatory provisions of this Article shall apply to the Agent’s activities in connection with the syndication of the Commitments as well its activities as the Agent, and also shall apply to the activities any such sub-agent permitted herein. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that the Agent acted with gross negligence or willful misconduct.
Section 10.07 Resignation or Removal of the Agent.
(a)The Agent may at any time give Notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an affiliate thereof with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives Notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such Notice on the Resignation Effective Date.
(b)If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by Notice to the Borrower and such Person remove such Person as the Agent and, in consultation with the Borrower, and, so long as no Default is continuing, subject to the consent of the Borrower, appoint a successor, which successor Agent shall be a Lender and maintain an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such Notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the event any collateral security is then being held by the Agent on behalf of the Lenders, or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed); and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for in this Section 10.07. Upon the acceptance by a successor of such appointment for it to act as successor Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall, except as provided above, be discharged from all of its duties and obligations hereunder or under the other Loan Documents (provided that the foregoing shall not relieve the retiring or removed Agent from any liability for its gross negligence or willful misconduct hereunder, as determined by a court of competent jurisdiction by a final and nonappealable judgment). The fees payable by the Borrower to a successor Agent shall be the same as those payable to the predecessor Agent unless otherwise agreed between the Borrower and such successor Agent. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.03 and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.

(d)Any resignation by Bank of America, N.A., as the Agent pursuant to this Section 10.07 shall also constitute its resignation as Issuing Bank. If Bank of America, N.A. resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank provided for hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto.  Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender and such Lender agrees to act in such capacity), (1) such successor shall succeed to and become vested with all of the rights, powers, privileges, duties and obligations of the retiring Issuing Bank, (2) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (provided that the foregoing shall not relieve the retiring Issuing Bank from any liability for its gross negligence or willful misconduct hereunder, as determined by a court of competent jurisdiction by a final and nonappealable judgment), and (3) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, that were issued by the retiring Issuing Bank and which remain outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, N.A. to effectively assume the obligations of Bank of America, N.A. with respect to such outstanding Letters of Credit.
Section 10.08 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that none of the Agent or the Joint Lead Arrangers has made any representation or warranty to it, and that no act by the Agent or the Joint Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Joint Lead Arrangers to any Lender or each Issuing Bank as to any matter, including whether the Agent or the Joint Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Agent and the Joint Lead Arrangers that it has, independently and without reliance upon the Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 10.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Bookrunners or co-syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.
Section 10.10 Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent under Sections 2.03, 3.07, 11.03 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 11.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (a) through (g) of Section 11.01 of this Agreement, (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 10.11 Collateral and Guaranty Matters. Without limiting the provisions of Section 10.10, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Banks irrevocably authorize the Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property (as such term is defined in the U.S. Security Agreement), (iv) that constitutes a Lien permitted in Section 6.15(iii), or (v) if approved, authorized or ratified in writing in accordance with Section 11.01; and
(b)to release the Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release the Guarantor from its obligations under the Guaranty pursuant to this Section 10.11; provided that, in the case of any request of any of the Loan Parties that the Agent release its interests on any property contemplated in clause (a)(iv) of this Section 10.11 above and in Section 6.15(iii), each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Banks irrevocably authorize and direct the Agent to provide such release without any further consent or direction on the part of any Person.
In each case as specified in this Section 10.11, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release the Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.11.
The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 10.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Agent have received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 10.13 Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Section 10.14 Erroneous Payment Provisions.
(a)If the Agent (x) notifies a Lender, Issuing Bank, or Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 10.14 and held in trust for the benefit of the Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 10.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 10.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.14(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender, Issuing Bank and Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under clause (a) of this Section 10.14.
(d)The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 10.14 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank or Secured Party, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 11
MISCELLANEOUS

Section 11.01 Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by one or more or all Lenders may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other instrument or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Loan Parties and the written consent of the Majority Lenders. Notwithstanding the foregoing, (a) except as contemplated in Section 2.11, the rate of interest on and the term of the Loans, the Loan Maturity Date, the principal amount of the Loans owing to each Lender, the dates on which interest is required to be paid hereunder, the amount and dates of payment of the fees or principal owing to each Lender hereunder may not be changed, the amount of each Lender’s Commitment hereunder may not be increased and the tenor of each Lender’s obligations under this Agreement may not be extended, in any such case without the written consent of the Loan Parties and the written consent of each Lender affected thereby; (b) Section 2.13, this Section 11.01, the definition of Majority Lenders, the definition of Pro Rata Share and any provision of the Loan Documents that requires action by all Lenders may not be amended without the written consent of all Lenders; (c) [reserved]; (d) Article 10 may not be amended without the written consent of the Agent; (e) neither Article 3 nor any other provision of this Agreement which affects the rights or obligations of any Issuing Bank may be amended without the written consent of such Issuing Bank; (f) any amendment to or waiver of any condition precedent to the making of any Loan pursuant to Section 2.01(a) or the issuance of any Letter of Credit pursuant to Section 3.01 shall require the consent of the Majority Lenders; (g) no Letter of Credit may be extended beyond the Commitment Termination Date without the prior written consent of the applicable Issuing Bank; (h) the NEE Partners Guaranty may not be released prior to the date that OpCo delivers audited financial statements without the written consent of each Lender; (i) all or substantially all of the value of the Guaranty or the Collateral may not be released without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.11 (in which case such release may be made by the Agent acting alone); (j) the Obligations hereunder, or the Liens on all or substantially all of the Collateral granted hereunder or under the other Loan Documents, may not be subordinated to any other Funded Debt of the Loan Parties, Lien on the assets of the Loans or other indebtedness of the Loan Parties, as the case may be, without the prior written consent of each Lender, and (k) the provisions of any Loan Document may not be amended in a manner that by its terms adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class of Loans. In furtherance of clause (f) of the second sentence of this Section 11.01, no amendment or waiver of any representation or warranty or any covenant or Event of Default contained in this Agreement shall be deemed to be effective for purposes of determining whether the condition precedent referred to in any such clause has been satisfied unless the Lenders referred to in such clause shall have consented to such amendment or waiver. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent, any Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Loan Party shall entitle any Loan Party to other or further notice or demand in similar or other circumstances.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Intercreditor Agreement for the benefit of all the Senior Creditors; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 4.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Agent pursuant to the Intercreditor Agreement and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Majority Lenders, but subject to the provisions of the Intercreditor Agreement, enforce any rights and remedies available to it and as authorized by the Majority Lenders. Any amendment, waiver or consent of the Security Documents or the Intercreditor Agreement shall only be effected in accordance with Section 7.3 of the Intercreditor Agreement.

Section 11.02 Notices.
(a)Except as otherwise expressly provided in this Agreement, all notices, demands, consents, waivers, elections, approvals, requests and similar communications required or permitted to be provided in connection with this Agreement (any of the foregoing being referred to as a “Notice”) shall be set forth in writing and shall be given by U.S. registered or certified mail (return receipt requested) or by recognized nationwide courier service (with signature required to evidence receipt), and shall be deemed received by the addressee Party when delivered during normal business hours to such Party’s address as shown below (or such other address as that Party may specify from time to time in a written Notice given pursuant hereto not less than thirty (30) days prior to the date that the new address is intended to become effective); provided that (x) any Notice delivered in accordance with Article 2 or Article 3 may be delivered by facsimile or other specified electronic delivery system acceptable to the Agent and the Loan Parties and (y) any Notice delivered to the appropriate address for the receiving Party at any time other than during normal business hours will be deemed to be given and received by the receiving Party on the next Business Day thereafter:
(i)if to the Loan Parties, at 700 Universe Boulevard, Juno Beach, Florida 33408-8801, Attention: Treasurer (and for purposes of Notices which can be provided, or confirmed, telephonically or by facsimile as specified in Article 2 or Article 3, Telephone No. (561) 694-6204, Facsimile No. (561) 694-3707), or at such other address for Notice as the applicable Loan Party shall last have furnished in writing to the Person giving the Notice;
(ii)if to the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02, or such other address for Notice as the Agent shall last have furnished in writing to the Person giving the Notice;
(iii) if to any Lender or any Issuing Bank, at such Person’s address set forth in the records of the Agent, or such subsequent address for Notice as such Person shall have last furnished in writing to the Person giving the Notice.
(b)So long as Bank of America, N.A. or any of its affiliates is the Agent, materials required to be delivered pursuant to Section 6.04(a), Section 6.04(b), Section 6.04(c), Section 6.04(d) and Section 6.05 shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent, the Lenders and Issuing Banks by e-mail at ronaldo.naval@bofa.com with a copy to tracina.jones@bofa.com (or such other address as the Agent may notify the Borrower from time to time). The Loan Parties agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any other Loan Parties or any of their Subsidiaries or any other materials or matters relating to this Agreement, any Notes as may be issued hereunder or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders and the Issuing Banks by posting such notices on Syndtrak, DebtDomain, Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its affiliates in connection with the Platform. The Agent shall not be liable (except to the extent that such liability arises out of the gross negligence, bad faith or willful misconduct of the Agent or its Related Parties, as determined by a court of competent jurisdiction by a final and nonappealable judgment) for any damages arising from the use by unintended recipients of any information or other materials distributed by the Agent, pursuant to this Section 11.02(b) or Section 11.02(c) through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(c)Each Lender and each Issuing Bank agrees that Notice to it (as provided in the next sentence) (a “Communication Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender or such Issuing Bank, as the case may be, for purposes of this Agreement; provided that if requested by any Lender or any Issuing Bank, the Agent shall deliver a copy of the Communications to such Lender or such Issuing Bank, as the case may be, by email or facsimile. Each Lender and each Issuing Bank agrees (i) to notify the Agent in writing of such Lender’s or Issuing Bank’s, as the case may be, e-mail address to which a Communication Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender or such Issuing Bank, as the case may be, becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender or such Issuing Bank, as the case may be) and (ii) that any Communication Notice may be sent to such e-mail address.
Section 11.03 Expenses. Each Loan Party agrees to pay promptly following receipt of written invoices describing in reasonable detail (a) the reasonable fees, expenses and disbursements of the Agent’s external counsel incurred in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (b) the reasonable fees, expenses and disbursements of the Agent and the Issuing Banks incurred by the Agent or the Issuing Banks in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, and (c) all reasonable out-of-pocket expenses including reasonable external attorneys’ fees and costs incurred by any Lender, the Agent or any Issuing Bank (provided that the Borrower shall only be responsible for the reasonable fees and expenses of one counsel engaged to represent all such Parties taken as a whole unless any actual or potential conflict of interest between such Parties makes it inappropriate for one counsel to represent all such Parties, in which event the Borrower shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Parties similarly situated taken as a whole) in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Loan Party or the administration thereof after the occurrence of a Default, (ii) defending against any action brought by the Borrower or its affiliates against the Agent, any Lender or any Issuing Bank arising under or relating to any of the Loan Documents unless the Borrower or its affiliates are the prevailing party in such action, and (iii) any litigation, proceeding or dispute brought by such Lender, the Agent or Issuing Bank against any Loan Party (whether arising hereunder or otherwise in connection with the transactions contemplated hereby) in which such Lender, the Agent or Issuing Bank is the prevailing party (but without derogation to the provisions of Section 11.04). The covenants of this Section 11.03 shall survive payment or satisfaction of payment of amounts owing with respect to any Notes as may be issued hereunder.

Section 11.04 Indemnification. Each Loan Party agrees to indemnify and hold harmless the Agent, the Issuing Banks and the Lenders and their respective Related Parties (each, an “Indemnitee”) from and against any and all claims, actions and suits by a third party (which third party may, for these purposes, include the Agent or any Issuing Bank or Lender) (collectively, “Actions”), whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses payable by any Indemnitee to any third party (which third party may, for these purposes, include the Agent or any Issuing Bank or Lender) (collectively, “Liabilities”) of every nature and character incurred by or awarded against any such Indemnitee (including the reasonable fees and expenses of counsel), in each case arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any Loan Party of the proceeds of any Loan or any Letter of Credit, or (b) any Loan Party entering into or performing this Agreement or any of the other Loan Documents; provided that the liabilities, losses, damages and expenses indemnified pursuant to this Section 11.04 shall not include any liabilities, losses, damages and expenses in respect of any taxes, levies, imposts, deductions, charges or withholdings, indemnification for which is provided on the basis, and to the extent, specified in Section 4.08; and provided further, that such indemnity shall not be available as to any Indemnitee, to the extent that such liabilities, losses, damages and expenses arise out of the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, as determined by a court of competent jurisdiction in a final, non-appealable judgment. In the event than any Indemnitee shall become subject to any Action or Liability with respect to any matter for which indemnification may apply pursuant to this Section 11.04 (a “Indemnity Claim”), such Indemnitee shall give Notice of such Indemnity Claim to the Loan Parties by telephone to at (561) 694-6204 and also in accordance with the written Notice requirements in Section 11.02). Such Indemnitee may retain counsel and conduct the defense of such Indemnity Claim, as it may in its sole discretion deem proper, at the sole cost and expense of the Loan Parties. So long as no Default shall have occurred and be continuing hereunder, no Indemnitee shall compromise or settle any claim without the prior written consent of the Loan Parties, which consent shall not unreasonably be withheld or delayed (provided, that the Loan Parties shall only be responsible for the reasonable fees and expenses of one counsel for all Indemnitees taken as a whole unless any actual or potential conflict of interest between such Indemnitees makes it inappropriate for one counsel to represent all such Indemnitees, in which event the Loan Parties shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Indemnitees similarly situated taken as a whole). If, and to the extent that the obligations of the Loan Parties under this Section 11.04 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any of its directors, security holders or creditors (unless such Loan Party, director, security holder or creditor prevails), an Indemnitee or any other person or the affected Indemnitee is a party thereto and whether or not the transactions contemplated hereby are consummated.

Section 11.05 Survival of Covenants, Etc. All covenants, agreements representations and warranties made herein, in any Notes as may be issued hereunder, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders, the Issuing Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans and the issuance by the Issuing Banks of the Letters of Credit as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement, any Notes as may be issued hereunder or any of the other Loan Documents remains outstanding. All statements contained in any certificate or other paper delivered to any Lender, any Issuing Bank or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 11.03 and Section 11.04 shall survive the payment in full of principal, interest and all other amounts hereunder and under any Notes as may be issued hereunder.
Section 11.06 Assignment and Participation.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) or Section 11.06(f), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any Party shall be null and void). Other than as specified in Section 10.08 and Section 11.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby, and Participants to the extent provided in Section 11.06(d)) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders and Issuing Banks. Any Lender or Issuing Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its L/C Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, Issuing Bank’s L/C Commitment and/or the Loans at the time owing to it, no minimum amount need be assigned; and
(B)in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment or L/C Commitment, as applicable (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans in each case of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$2,500,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment or L/C Commitment assigned, except that this clause (ii) shall not prohibit any Lender or Issuing Bank from assigning all or a portion of its rights and obligations related to its Commitment or its L/C Commitment, if applicable, on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:
(A)the consent of the Loan Parties (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an affiliate of a Lender which is majority-owned and controlled by such Lender or any corporation controlling such Lender; provided that the Loan Parties shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;
(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans, Commitments and/or L/C Commitments if such assignment is to a Person that is not a Lender or an affiliate of such Lender which is majority-owned and controlled by such Lender or any corporation controlling such Lender; and
(C)the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Commitments.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the Defaulting Lender or its assignee shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Loan Parties and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of (as applicable) a Lender and/or Issuing Bank under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Party hereto) but (i) shall continue to be entitled to the benefits of Article 4, Section 10.05, Section 11.03 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, and (ii) shall continue to be obligated in respect of any liabilities or obligations that expressly survive any such assignment; provided, that except to the extent otherwise expressly agreed by each affected Party no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any Party hereunder arising from the assigning Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d). The Agent agrees to promptly notify the Borrower of each assignment or transfer by a Lender of rights or obligations under this Agreement.

(c)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Banks, and the Commitments and L/C Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior Notice. Except as registered in accordance with this Section 11.06(c), the Borrower shall not be obligated to recognize or treat any assignee of any interest or with respect to the Commitments, the L/C Commitments, any Loans or any L/C Obligations as a Lender, Issuing Bank or Person otherwise entitled to assert, enforce or otherwise participate in any rights or benefits with respect thereto or hereunder.
(d)Participations. A Lender may sell or agree to sell to one or more other Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) a participation in all or any part of any Loans held by it, or in its Commitment, provided that no purchaser of a participation (a “Participant”) shall have any rights or benefits under this Agreement or any Note (the Participant’s rights against such Lender in respect of such participation to be those set forth the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrower to any Lender in respect of Loans held by it, and its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participation in such Loans and Commitment, and as if such Lender were funding each of such Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participation has been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination of such Lender’s related Commitment, (ii) extend the date fixed for the payment of principal or interest on the related Loan or Loans, or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to participate in such interest or fee, (v) alter the rights or obligations of the Borrower to repay the related Loans, or (vi) consent to any modification, supplement or waiver hereof to the extent that the same, under Section 11.01, requires the consent of each Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Disclosure. The Borrower agrees that any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees, participants or counterparties to any swap or derivative transaction relating to the transactions contemplated pursuant to this Agreement and potential assignees or participants hereunder or counterparties as aforesaid; provided that such assignees, participants or counterparties or potential assignees, participants or counterparties shall agree (i) to preserve the confidentiality of such information pursuant to a confidentiality agreement that provides for the same terms set forth in Section 11.07, (ii) not to disclose such information to a third party, and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.
Section 11.07Confidentiality. The Agent, each Issuing Bank and each Lender agree to hold any confidential information that any of them may receive from the Loan Parties or any of their Subsidiaries or Affiliates pursuant to this Agreement or any of the Loan Documents or in connection with any transaction contemplated herein or therein in confidence except for disclosure: (a) to other Lenders; (b) to its Affiliates, its and its Affiliates’ officers, directors, employees, advisors, attorneys and other agents and service providers deemed reasonably necessary to effectuate the transaction contemplated herein or therein; provided that such parties shall be advised of the requirement to maintain the confidentiality of such information and the Agent, such Issuing Bank or such Lender, as the case may be, shall be responsible for any such party’s breach of such confidentiality agreement; (c) to regulatory officials having jurisdiction over the Agent, such Issuing Bank or such Lender, or financial industry regulatory bodies claiming oversight over the Agent, such Issuing Bank or such Lender; (d) as required by applicable law or legal process (provided that in the event the Agent, any Issuing Bank or any Lender is so required to disclose any such confidential information, the Agent, such Issuing Bank or such Lender shall, to the extent permitted by applicable law, endeavor to notify promptly the Loan Parties so that the Loan Parties may seek a protective order or other appropriate remedy); (e) to the extent permitted in Section 11.06(f); (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; and (g) subject to an agreement containing provisions substantially the same as those of this Section, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties or to any actual or prospective credit insurance provider, reinsurer or broker in connection with insurance or credit risk mitigation relating to the obligations of the Loan Parties. For purposes of this Agreement (x) the term “confidential information” means all information respecting the Loan Parties and their Subsidiaries and Affiliates, or any of them, other than (i) information previously filed with any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or which is otherwise available to the public, (ii) information which is delivered by the Loan Parties to the Agent, the Lenders and/or the Issuing Banks, which it expressly identifies as non-confidential, (iii) information previously published in any public medium from a source other than, directly or indirectly, the Agent, any

Issuing Bank or any Lender, and (iv) information which is received by the Agent, the Issuing Banks or the Lenders from any third party, which the Agent, such Issuing Bank or such Lender reasonably believes, after due inquiry, was not and is not, violating any obligation of confidentiality to the Loan Parties and (y) “affiliate” means, with respect to any Lender any Person that is wholly-owned by such Lender or any corporation by which such Lender is wholly owned.
Section 11.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, subject to the provisions in Section 11.18, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 4.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09Governing Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE AND COUNTY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE RELEVANT PARTIES BY MAIL AT THEIR RESPECTIVE ADDRESSES ACCORDANCE WITH SECTION 11.02. EACH PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.
Section 11.10Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 11.11Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or an emailed “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.12Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the Parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 11.01.
Section 11.13Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
Section 11.14USA Patriot Act Notice. Each Lender each Issuing Bank and the Agent (for itself and not on behalf of any Lenders or Issuing Banks) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender such Issuing Bank or the Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
Section 11.15No Fiduciary Duties. The Borrower agrees and acknowledges that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, (a) the Borrower and its affiliates, on the one hand, and the Agent, the Joint Lead Arrangers and co-syndication agents listed on the cover page, the Issuing Banks and the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Joint Lead Arrangers and co-syndication agents listed on the cover page, the Issuing Banks and the Lenders or their respective affiliates and (b) the Agent, Joint Lead Arrangers and co-syndication agents listed on the cover page, the Issuing Banks and the Lenders or their respective affiliates may have economic interests that conflict with those of the Borrower and its affiliates.
Section 11.16Waiver of Jury Trial. Each of the Borrower, the Agent, the Issuing Banks and the Lenders hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any Notes as may have been issued hereunder, the Letters of Credit or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. The Borrower (a) certifies that no representative, agent or attorney of any Lender, any Issuing Bank or the Agent has represented, expressly or otherwise, that such Lender any Issuing Banks or the Agent would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that the Agent, the Issuing Banks and the Lenders have been induced to enter into this Agreement and the other Loan Documents to which it is a party by, among other things, the waiver and certifications contained in this Section 11.16.

Section 11.17Damage Waiver. Each Party agrees not to assert any claim against any other Party or any of their respective affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Notes as may be issued hereunder, this Agreement (including without limitation pursuant to Section 11.04 hereof), any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or the Letters of Credit (provided that the foregoing shall not affect the Borrower’s indemnity obligations under Section 11.04 in respect of any such damages incurred or paid by an Indemnitee to any third party).
Section 11.18Limitation of Recourse. There shall be full recourse to OpCo, the Borrower and to all of their respective assets for the Obligations and liabilities of the Loan Parties under this Agreement and the other Loan Documents, and there shall be full recourse to NEE Partners and its assets for so long as and to the extent it has any obligations pursuant to the NEE Partners Guaranty but in no event shall any holder of any Equity Interests in NEE Partners (collectively, the “Owners”) or any officer, director, employee or agent of any of the Owners, the Loan Parties or NEE Partners be personally liable or obligated for such liabilities and Obligations.
Section 11.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.20Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Agent, the Lenders and the Issuing Banks agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lenders and Issuing Banks may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agent nor any Issuing Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent or Issuing Bank has agreed to accept such Electronic Signature, each Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any other Party without further verification and (b) upon the request of any Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Neither the Agent nor any Issuing Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s or Issuing Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent and each Issuing Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against any other Party for any liabilities arising solely from any Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 11.21 Confirmation of Documents.
(a)The parties to this Agreement agree that, on the Agreement Effective Date, the terms and provisions of the Original Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to be, and shall not constitute, a novation of the Original Agreement. All Loans made, and Obligations incurred, under the Original Agreement which are outstanding on the Agreement Effective Date shall constitute Loans, and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents.
(b)Each of OpCo and the Borrower, as a “Grantor” under the US Security Agreement and as party to one or more of the Deposit Account Control Agreements and Control Agreements listed in the preliminary statements, hereby confirms and agrees that (i) each Deposit Account Control Agreement and Control Agreement listed in the preliminary statements is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Agreement, each reference in such document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended and restated by this Agreement, and (ii) the Security Documents to which such Loan Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations of such Loan Party.

Section 11.22Acknowledgement Regarding Any Supported QFCs To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
    (a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
    (b)    As used in this Agreement, the following terms have the following meanings:
    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

NEXTERA ENERGY OPERATING PARTNERS, LP, as Guarantor

By:    NEXTERA ENERGY OPERATING PARTNERS GP, LLC, its General Partner

By: PAUL I. CUTLER
Paul I. Cutler
Treasurer

NEXTERA ENERGY US PARTNERS HOLDINGS, LLC, as Borrower

By: PAUL I. CUTLER
Paul I. Cutler
Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By: RONALDO NAVAL
Name: Ronaldo Naval
Title: Vice President

[NextEra - Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By: DEE DEE FARKAS
Name: Dee Dee Farkas
Title: Managing Director

[NextEra - Signature Page to Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as Lender

By: JEROME DOUCET
Name: Jerome Doucet
Title: Managing Director

By: DARREN THOMAS
Name: Darren Thomas
Title: Director

[NextEra - Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By: SYDNEY G. DENNIS
Name: Sydney G. Dennis
Title: Director

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THE BANK OF NOVA SCOTIA, as Lender

By: DAVID DEWAR
Name: David Dewar
Title: Director

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BNP PARIBAS, as Lender

By: NICOLE RODRIGUEZ
Name: Nicole Rodriguez
Title: Director

By: NICOLAS DOCHE
Name: Nicolas Doche
Title: Vice President
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CITIBANK, N.A., as Lender

By: AGHA MURTAZA
Name: Agha Murtaza
Title: Director / Vice President

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CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By: DARRELL STANLEY
Name: Darrell Stanley
Title: Managing Director

By: MICHAEL WILLIS
Name: Michael Willis
Title: Managing Director

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CREDIT SUISSE A.G., NEW YORK BRANCH, as Lender

By: KOMAL SHAH
Name: Komal Shah
Title: Authorized Signatory

By: MICHAEL DIEFFENBACHER
Name: Michael Dieffenbacher
Title: Authorized Signatory

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FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender

By: JONATHAN LEE
Name: Jonathan Lee
Title: Managing Director

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GOLDMAN SACHS BANK USA, as Lender

By: ANDREW B. VERNON
Name: Andrew B. Vernon
Title: Authorized Signatory

[NextEra - Signature Page to Credit Agreement]

JP MORGAN CHASE BANK, N.A., as Lender

By: ARINA MAVILIAN
Name: Arina Mavilian
Title: Executive Director

[NextEra - Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By: MICHAEL KING
Name: Michael King
Title: Authorized Signatory

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HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By: JESSICA SMITH
Name: Jessica Smith
Title: Director

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KEYBANK NATIONAL ASSOCIATION, as Lender

By: SUKANYA V. RAJ
Name: Sukanya V. Raj
Title: Senior Vice President

[NextEra - Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as Lender

By: EDWARD SACKS
Name: Edward Sacks
Title: Authorized Signatory

[NextEra - Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as Lender

By: RICKY VARGAS
Name: Ricky Vargas
Title: Vice President

[NextEra - Signature Page to Credit Agreement]

REGIONS BANK, as Lender

By: MICHAEL KENTFIELD
Name: Michael Kentfield
Title: Vice President

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ROYAL BANK OF CANADA, as Lender

By: MEG DONNELLY
Name: Meg Donnelly
Title: Authorized Signatory

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SUMITOMO MITSUI BANKING CORPORATION, as Lender

By: SUELA VON BARGEN
Name: Suela Von Bargen
Title: Director

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SOCIÉTÉ GÉNÉRALE, as Joint Lead Arranger, Joint Bookrunner and Lender

By: RICHARD BERNAL
Name: Richard Bernal
Title: Managing Director

[NextEra - Signature Page to Credit Agreement]

TRUIST BANK, as Lender

By: ANDREW JOHNSON
Name: Andrew Johnson
Title: Managing Director

[NextEra - Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By: SHANNON CUNNINGHAM
Name: Shannon Cunningham
Title: Director

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CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

By: ANJU ABRAHAM
Name: Anju Abraham
Title: Executive Director

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BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By: PABLO URGOITI
Name: Pablo Urgoiti
Title: Managing Director

By: ANDRES BARBOSA
Name: Andres Barbosa
Title: Managing Director

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COMMERZBANK AG, NEW YORK BRANCH, as Lender

By: JAMES BOYLE
Name: James Boyle
Title: Managing Director

By: MATHEW WARD
Name: Mathew Ward
Title: Managing Director

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DNB CAPITAL LLC, as Lender

By: ANDREA L. OZBOLT
Name: Andrea L. Ozbolt
Title: SVP

By: AHELIA SINGH
Name: Ahelia Singh
Title: Assistant Vice President

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INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as Lender

By: JAVIER RICHARD COOK
Name: Javier Richard Cook
Title: Managing Director

By: JENNIFER FELDMAN
Name: Jennifer Feldman
Title: Business Director

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NATIONAL AUSTRALIA BANK LIMITED, as Lender

By: ELI DAVIS
Name: Eli Davis
Title:

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THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By: MARIA MACCHIAROLI
Name: Maria Macchiaroli
Title: Authorized Signatory

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DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By: MING K. CHU
Name: Ming K. Chu ming.k.chu@db.com
Title: Director +1-212-250-5451

By: ANNIE CHUNG
Name: Annie Chung annie.chung@db.com
Title: Director +1-212-250-6375

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SCHEDULE I
TO
SECOND AMENDED & RESTATED CORPORATE REVOLVING CREDIT AGREEMENT

NAME OF LENDER	COMMITMENT	L/C COMMITMENT
PART A (Commitments Terminating Feb. 8, 2027)
Bank of America, N.A.	$90,000,000	US$100,000,000
Bank of Montreal, Chicago Branch	$90,000,000
Barclays Bank PLC	$90,000,000
BNP Paribas	$90,000,000
Citibank, N.A.	$90,000,000
Crédit Agricole Corporate and Investment Bank	$90,000,000
Credit Suisse AG, New York Branch	$90,000,000
Fifth Third Bank, National Association	$90,000,000
Goldman Sachs Bank USA	$90,000,000
HSBC Bank USA, National Association	$90,000,000
JPMorgan Chase Bank, N.A.	$90,000,000
KeyBank National Association	$90,000,000
Mizuho Bank, Ltd.	$90,000,000
Morgan Stanley Bank, N.A.	$90,000,000
MUFG Union Bank, N.A.	$90,000,000
Regions Bank	$90,000,000
Royal Bank of Canada	$90,000,000
Société Générale	$90,000,000
Sumitomo Mitsui Banking Corporation	$90,000,000	US$150,000,000
Truist Bank	$90,000,000
The Bank of Nova Scotia	$90,000,000	US$150,000,000
Wells Fargo Bank, National Association	$90,000,000
Banco Santander, S.A., New York Branch	$70,000,000
Canadian Imperial Bank of Commerce, New York Branch	$70,000,000
Commerzbank AG, New York Branch	$70,000,000
Intesa Sanpaolo S.p.A., New York Branch	$70,000,000
National Australia Bank Limited	$70,000,000
The Toronto-Dominion Bank, New York Branch	$70,000,000
DNB Capital LLC	$50,000,000

PART B (Commitments Terminating Feb. 8, 2024)
Deutsche Bank AG New York Branch	$50,000,000

Total	US$2,500,000,000	US$400,000,000

SCHEDULE 6.14(b)

TO

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

OUTSTANDING INDEBTEDNESS OF LOAN PARTIES

1.    $50,000,000 4.25% Senior Notes due 2024 and $550,000,000 4.50% Senior Notes due 2027, issued by NEP OpCo on September 25, 2017.

2.     $700,000,000 4.25% Senior Notes due 2024 issued by NEP OpCo on June 26, 2019.

3.    $500,000,000 3.875% Senior Notes due 2026 issued by NEP OpCo on September 23, 2019

4.    Guaranty issued by NEP OpCo for 0.00% Convertible Senior Notes due 2025, issued by NEE Partners on December 3, 2020.

5. Guaranty issued by NEP OpCo for 0.00% Convertible Senior Notes due 2024, issued by NEE Partners on June 17, 2021.

6.    Obligations of the Borrower, and NEP OpCo's guarantee of such obligations, under the following Hedge Agreements with the following counterparties:

a.    Hedge Agreement, dated as of October 31, 2017, between the Borrower and JPMorgan Chase Bank, N.A.
b.    Hedge Agreement, dated as of November 21, 2016, between the Borrower and KeyBank National Association.
c.    Hedge Agreement, dated as of November 17, 2016, between the Borrower and MUFG Union Bank, N.A.
d.    Hedge Agreement, dated as of November 21, 2016, between the Borrower and Sumitomo Mitsui Banking Corp.
e.    Hedge Agreement, dated as of November 18, 2016, between the Borrower and Wells Fargo Bank, National Association.
f.    Hedge Agreement, dated as of March 21, 2018, between the Borrower and Bank of America, N.A.
g.    Hedge Agreement, dated as of April 3, 2018, between the Borrower and Barclays Bank PLC.
h.    Hedge Agreement, dated as of April 24, 2018, between the Borrower and Deutsche Bank AG New York Branch.
i.    Hedge Agreement, dated as of November 16, 2017, between the Borrower and Goldman Sachs Bank USA.